CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934

EXECUTION VERSION

Research COLLABORATION AND Option AGREEMENT

This Research Collaboration and Option Agreement (“Agreement”), made as of the date of execution by the last Party to sign below (the “Execution Date”) and effective as of the Effective Date as defined below, is by and between Arrowhead Pharmaceuticals, Inc., a Delaware corporation with a place of business at 225 South Lake Avenue, Suite 1050, Pasadena, California 91101, USA (“Arrowhead”), and Janssen Pharmaceuticals, Inc., a Pennsylvania corporation with a place of business at 1125 Trenton-Harbourton Road, Titusville, New Jersey 08560, USA  (“Janssen”).  Arrowhead and Janssen are at times referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Arrowhead possesses certain information, materials, and experience in research and drug design relating to oligonucleotides and oligonucleotide constructs;

WHEREAS, Janssen, directly and through certain of its Affiliates, has extensive experience and expertise in the research, development and commercialization of pharmaceutical products;

WHEREAS, the Parties desire to enter into an alliance to facilitate Arrowhead’s conduct of research and development aimed at identifying and characterizing novel oligonucleotides and oligonucleotide constructs active against selected targets suitable for development by Janssen into pharmaceutical products; and

WHEREAS, Janssen is willing to provide certain support for such research and development, and Arrowhead is willing to provide Janssen with options to exclusively license rights in such oligonucleotides and oligonucleotide constructs; and

WHEREAS Arrowhead and Janssen, are entering into a Collaboration and License Agreement in relation to oligonucleotides and oligonucleotide constructs, including the construct in clinical development known as ARO-HBV, which inhibits expression of the hepatitis B virus (the “License Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I:  DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized shall have the meanings described below or the meaning as designated in the indicated places throughout this Agreement.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

1.1“Access Territory” means those countries set forth in Exhibit A.

1.2“Accounting Standards” means GAAP or International Financial Reporting Standards (IFRS), as appropriate, as generally and consistently applied in compliance with Applicable Laws throughout the relevant company’s organization at the relevant time.

1.3“Acquired General Arrowhead Patent Rights” has the meaning as set forth in Section 12.5.3.

1.4“Acquired Specific Arrowhead Patent Rights” has the meaning as set forth in Section 12.5.3

1.5“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

1.6“Active Ingredient” means clinically-active material that provides a pharmacological activity in a pharmaceutical or biologic product (excluding formulation components, such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.7“Affiliate” means, with respect to a designated Party or entity, any entity controlling, controlled by, or under common control with such Party or entity.  For purposes of this definition only, “control” means:  (a) where the entity is a corporate entity, direct or indirect ownership of 50% or more of the stock or shares having the right to vote for the election of directors of such entity; and (b) where the entity is other than a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.8 “Agreement” has the meaning set forth in the preamble above.

1.9“Alliance Manager” has the meaning set forth in Section 3.9.

1.10[Intentionally Left Blank]

1.11“Anti-Corruption Laws” means the FCPA and related regulations in the United States, and equivalent anti-bribery laws and regulations under Applicable Laws in other jurisdictions.

1.12“Applicable Laws” means the applicable provisions of any national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits, of or from any court, arbitrator, Regulatory Authority, or Governmental Authority having jurisdiction over or related to the subject item.

1.13[Intentionally Left Blank]

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

1.14[Intentionally Left Blank]

1.15“Arrowhead Intellectual Property” means Arrowhead Patent Rights and Arrowhead Know-How, collectively.

1.16“Arrowhead Invention” has the meaning set forth in Section 10.1.

1.17“Arrowhead Know-How” means Know-How Controlled by, or on behalf of, Arrowhead or its Affiliates at any time that is necessary or reasonably useful to Exploit Licensed Constructs or Licensed Products including CMC Know-How.

1.18“Arrowhead Patent Rights” means Patent Rights Controlled by, or on behalf of, Arrowhead or its Affiliates at any time that are necessary or reasonably useful to Exploit Licensed Constructs or Licensed Products, provided that such Patent Rights Covering inventions that are Arrowhead Platform Technology shall be limited to Patent Rights Covering inventions made as of the Effective Date and thereafter for the longer of the three-year period following the Effective Date or the end of the Research Period. Arrowhead Patent Rights includes General Arrowhead Patent Rights and Specific Arrowhead Patent Rights.

1.19“Arrowhead Platform Technology” means targeted RNAi molecule technology Controlled by Arrowhead utilizing targeting ligand-mediated delivery of RNAi designated by Arrowhead as its TRiM™ platform.

1.20“Assay” means [**].

1.21“Audited Party” has the meaning set forth in Section 9.6.2.

1.22“Audited Site” means any site or facility of a Party or any of its Affiliates, Third Party sublicensees, or Third Party contractors or subcontractors hereunder, as the case may be, on which any clinical study or Manufacturing of Licensed Products for human use is conducted, and which is undergoing an inspection or audit by a Regulatory Authority or a Party as provided hereunder.

1.23“Auditing Party” has the meaning set forth in Section 9.6.2.

1.24 “Bankruptcy” means, with respect to a Party, that:  (a) the Party has been declared insolvent or bankrupt by a court of competent jurisdiction; or (b) a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the Party and such petition has not dismissed within ninety (90) days after filing; or (c) the Party has made or executed an assignment of substantially all of its assets for the benefit of creditors.

1.25“Bankruptcy Code” means Title 11 of the United States Code, as may be amended or superseded from time to time.

1.26“Breaching Party” has the meaning set forth in Section 15.2.1.

1.27 “Business Day” means a weekday on which banking institutions in the City of New York, New York are open for business.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

1.28“CAPA” means a written recovery plan or proposal of corrective and preventative actions.

1.29“Change of Control” means, with respect to a specified Party: (a) the acquisition, directly or indirectly, by a Person or group (whether in a single transaction or multiple transactions) of more than 50% of the voting power of such Party or of beneficial ownership of (or the right to acquire such beneficial ownership of) more than 50% of the outstanding equity or convertible securities of such Party (including by tender offer or exchange offer); (b) any merger, consolidation, share exchange, business combination, recapitalization, sale of a majority of assets of (i.e., having a fair market value (as determined by the board of directors of such Party in good faith) in excess of 50% of the fair market value of all the assets of such Party and its subsidiaries immediately prior to such sale), or similar corporate transaction involving such Party (whether or not including one or more wholly owned subsidiaries of such Party), other than: (i) transactions involving solely such Party and/or one or more Affiliates, on the one hand, and one or more of such Party ’s Affiliates, on the other hand, and/or (ii) transactions in which the stockholders of such Party immediately prior to such transaction hold at least 50% of the voting power of the surviving company or ultimate parent company of the surviving company; or (c) as a result of a single or multiple transaction(s) by a Person or group, the occupation of a majority of the seats (other than vacant seats) on the board of directors (or similar governing body of such Party) by any directors or Persons who were not (i) members of such body on the Execution Date of this Agreement, (ii) appointed by members of such body on the Execution Date of this Agreement or by members of such body so appointed, or (iii) nominated for election to such body by any Persons described in preceding clauses (i) or (ii); or (d) the adoption of a plan relating to the liquidation or dissolution of such Party.  For purposes of this definition, the terms “group” and “beneficial ownership” shall have the meaning accorded in the U.S. Securities Exchange Act of 1934 and the rules of the U.S. SEC thereunder in effect as of the Execution Date hereof.

1.30“Claim” has the meaning set forth in Section 13.1.

1.31“Clinical Investigation Laws” means Applicable Laws relating to human clinical investigations, such as 21 C.F.R. Parts 50, 54, 56 and 312 and then-current Good Clinical Practice, each as in effect and as amended from time to time.

1.32[Intentionally Left Blank]

1.33“CMC Know-How” means the Arrowhead Know-How relating to the chemistry, Manufacture, and controls of any Licensed Construct or any Licensed Product, including data, procedures, techniques, and information resulting from any test method development and stability testing, process development, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, and other related activities.

1.34“Collaboration Activities” means the Parties’ activities (performed directly and/or, as may be permitted hereunder, on their behalf through their Affiliates, Third Party sublicensees and/or Third Party subcontractors) performed under this Agreement, including the Development Plan.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

1.35“Combination Product” means: (a) a single pharmaceutical formulation containing as its Active Ingredients (i) one or more Licensed Constructs, and (ii) one or more Active Ingredients other than a Licensed Construct; or (b) a bundle of products comprised of (i) one or more single pharmaceutical formulations comprising at least one Licensed Construct, and (ii) one or more other therapeutically effective or Prophylactically Active Products, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price; in each of the foregoing (a) or (b), in all dosage forms, formulations, presentations, line extensions and package configurations thereof.

1.36“Commercialization” or “Commercialize” means activities directed to marketing, promoting, offering for sale, or selling a product, including commercial manufacturing, launching product, conducting any Post-Marketing Studies, market access activities, price setting and price negotiation activities, managed care contract sales, medical affairs activities, and distribution and importation activities in support thereof.

1.37Commercially Reasonable Efforts” means, with respect to the efforts to be expended by any Party with respect to any objective, those reasonable, diligent, good faith efforts to accomplish such objective that a similarly situated pharmaceutical or biotechnology company in the exercise of its reasonable business discretion would normally use to accomplish a similar objective under similar circumstances. With respect to any objective relating to the research, Development or Commercialization of a Licensed Product by any Party, “Commercially Reasonable Efforts” shall mean those efforts and resources normally used by a similarly situated pharmaceutical or biotechnology company in the exercise of its reasonable business discretion with respect to a product owned or controlled by such Party, or to which such Party has similar rights, which product has similar product characteristics, is of similar market potential and is at a similar stage in its development or life as is such Licensed Product, taking into account all Relevant Factors.

1.38“Confidential Information” has the meaning set forth in Section 11.1.1.

1.39“Construct” means [**].

1.40“Control” means, with respect to any designated intellectual property or right pertaining thereto, possession by a Party (whether directly by ownership (either sole or joint) or license from a Third Party, or indirectly through an Affiliate having ownership or license from a Third Party) of the ability to grant to the other Party a license, sublicense, right of access, or other right to or under such intellectual property or intellectual property right as provided herein, without violating the terms of any agreement with any Third Party, such agreement existing (a) as of the Effective Date or (b) subsequent to the Effective Date if (in the case of this clause (b)) such Party first acquired rights to such intellectual property pursuant to such agreement or other arrangement.

1.41“Cover” means, in reference to a claim of a Patent Right in a particular country or other jurisdiction with respect to particular subject matter (such as a composition of matter, product, manufacturing or other process, or method of use), that the claim (as interpreted under principles of patent law in such jurisdiction) reads on or encompasses such subject matter.

1.42“CPR Mediation Procedure” has the meaning set forth in Section 16.2.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

1.43“CPR Rules” has the meaning set forth in Section 16.3.

1.44“Cure Period” has the meaning set forth in Section 15.2.1.

1.45“Currency Hedge Rate” means the weighted average hedge rate to be used for local currency of each country, other than the United States, of the Territory as calculated by Janssen’s Affiliate Johnson & Johnson based on the outstanding external foreign currency forward hedge contract(s) of Johnson & Johnson’s Global Treasury Services Center (GTJRC) and its Affiliates with Third Party banks.

1.46[Intentionally Left Blank]

1.47“Develop” means any and all pre-clinical, clinical, and other activities to study a drug candidate or product and develop it toward Regulatory Approval (including any such activities conducted after such Regulatory Approval other than Post-Marketing Studies) for Commercialization, including toxicology and ADME tests, analytical method development, stability testing, process development and improvement, process validation, process scale-up prior to first Regulatory Approval, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, pre- and post-approval clinical studies or trials, regulatory affairs, regulatory activities and manufacturing activities in support thereof. For clarity, the definition of “Development” shall include all activities under the Development Plan but exclude all Commercialization activities. “Developing”, “Development” and “Development activities” shall each have a correlative meaning.

1.48 “Development Plan” means the plan governing the Development of any Licensed Products which describes in reasonable detail the tasks and activities that Janssen is performing, and plans to perform, excluding costs estimates, in compliance with Commercially Reasonable Efforts to Develop Licensed Products and will contain a level of detail consistent with Janssen’s development plans for its similar products at similar stages of development.

1.49“Dispute” means any dispute, claim, or controversy arising from or regarding this Agreement, including the interpretation, application, breach, termination, or validity of any provision hereof.  For the avoidance of doubt, any matter within the decision-making authority of the JSC shall not be deemed a Dispute merely if a unanimous decision cannot be reached if one of the Parties has the final decision making authority on such matter; however, if a controversy between the Parties arises regarding the interpretation of any provisions hereunder pertaining to any JSC decision that cannot be made due to such controversy, such controversy shall be deemed a Dispute to the extent of such controversy.

1.50“Drug Application” means an NDA, MAA, or equivalent application, submitted to a Regulatory Authority in a particular jurisdiction, for marketing approval of a pharmaceutical or drug product.

1.51“Drug Regulation Laws” means Applicable Laws regulating drugs and pharmaceutical products, such as the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et. seq., the Prescription Drug Marketing Act of 1987, the Controlled Substances Act, 21 U.S.C. § 801 et. seq., and policies issued by the FDA, each as in effect and as amended from time to time.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

1.52“Effective Date” means the effective date of this Agreement, which shall be the date (following the Execution Date) that is the first Business Day immediately following the date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act with respect to the transactions contemplated hereunder have expired or have been terminated.

1.53 “EMA” means the European Medicines Agency or any successor agency for the EU.

1.54 “European Union” or “EU” means the countries of the European Economic Area, as it is constituted on the Effective Date and as it may be modified from time to time after the Effective Date.

1.55“Execution Date” has the meaning set forth in the preamble above.

1.56“Executive Officers” means (a) for Arrowhead, the Chief Executive Officer of Arrowhead and (b) for Janssen, (i) if a matter pertains to the Development of a Licensed Product, the Global Head of Janssen R&D or the Global Therapeutic Area R&D Head for Janssen Cardiovascular and Metabolism; (ii) if a matter pertains to the Commercialization of a Licensed Product, the Worldwide Chairman, Pharmaceuticals of Johnson & Johnson, the Head of the Global Commercial Strategic Organization or the Global Commercial Strategic Leader for Cardiovascular and Metabolism of Janssen; or (iii) if a matter pertains to the Manufacture of a Licensed Product, the Vice President of Janssen Supply Chain.  In the event that the position of any of the Executive Officers identified in this Section no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination or modification of the identified position, the applicable Executive Officer shall be replaced with another senior officer with responsibilities and seniority comparable to the eliminated or modified position.

1.57“Exploit” means to make, have made, import, use, sell or offer for sale, including to research, develop, commercialize, register, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute or have distributed by others, promote, market or have sold or otherwise dispose of, or have offered for sale, and convey or grant end-users use rights. “Exploiting” and “Exploitation” shall each have a correlative meaning.

1.58 “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et. seq.), as may be amended at the relevant time.

1.59“FDA” means the United States Food and Drug Administration or any successor agency thereto for the United States.

1.60“Field” means all therapeutic, prophylactic and diagnostic uses in humans or animals.

1.61“First Commercial Sale” means, with respect to a given Licensed Product in a country, the first commercial sale for monetary value in an arms-length transaction of such Licensed Product to a Third Party purchaser by or on behalf of a Party, its Affiliate or its Third Party sublicensee in such country following receipt of applicable Regulatory Approval of such Licensed

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

Product in such country; provided, however, that First Commercial Sale shall not include any transfer of a Licensed Product (a) between or among a Party and its Affiliates or Third Party sublicensees (such as contract manufacturers, suppliers, or distributors for consignment, where such transfer is not a transfer to a wholesaler or retailer) or (b) for purposes of patient assistance or for use in a clinical trial.

1.62“FTE” means the equivalent of the work of one qualified employee or agent for the applicable activities, full time, for one year (constituting [**] working hours).  For clarity, no more than [**] hours per year (or equivalent pro-rata portion thereof for a period less than 12 months) may be charged for an individual contributing work factoring into any reimbursable FTE Costs hereunder, regardless of how much additional work time is contributed by such individual during such period.  An individual contributing work for less than [**] hours per year shall be deemed a fraction of an FTE on a pro-rata basis.

1.63“FTE Costs” means the FTE Rate times the number of FTEs expended during the applicable financial period.  The FTE Costs shall be determined based on time (as calculated in pro-rated FTEs) actually spent performing the applicable research and Development activities, unless another basis is expressly specified herein or otherwise agreed in advance by the Parties in writing.

1.64“FTE Rate” means the monetary rate at which FTEs expended by a Party during the applicable financial reporting period will accrue toward such Party’s FTE Costs hereunder.  The Parties agree that the FTE Rate for research and Development work shall be [**] US dollars ($[**]) per allocable FTE.  Each such FTE Rate shall be adjusted annually, based on changes in the Consumer Price Index (as quoted by the U.S. Department of Labor, Bureau of Labor Statistics) [**], with the first adjustment taking effect in the 2019 Janssen Calendar Year.  Each Party acknowledges that the foregoing FTE Rate for research and Development work has been set to include all compensation, salary, employee benefits, routine supplies, and other expenses, including support staff and overhead for or directly allocable to an FTE.

1.65 “G5 Countries” means France, Germany, Italy, Spain and the United Kingdom.

1.66“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

1.67“General Arrowhead Patent Rights” has the meaning as set forth in Section 10.3.3(b).

1.68“Generic Version” means, with respect to a Licensed Product, a generic or follow-on version of such Licensed Product that has been approved in the relevant jurisdiction by the applicable Regulatory Authority under 21 USC § 505(j), 21 U.S.C. § 505(b)(2), 21 U.S.C. § 351(k) or any possible future abbreviated approval pathway in the US or a foreign equivalent thereof by referencing any NDA, supplemental NDA, MAA, supplemental MAA or foreign equivalent thereof for such Licensed Product.

1.69“Good Clinical Practice” or “GCP” means the current standards for clinical studies for pharmaceutical and biologic products, as set forth in the ICH guidelines and applicable

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other Governmental Authorities in countries in which a Licensed Product is intended to be sold to the extent such standards are not less stringent than United States Good Clinical Practice.

1.70“Good Laboratory Practice” or “GLP” means the current standards for laboratory activities for pharmaceutical and biologic products, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other Governmental Authorities in countries in which a Licensed Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.71“Good Manufacturing Practice” or “GMP” means the current quality assurance standards that ensure that pharmaceutical and biologic products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. § 210 and 211, European Directive 2003/94/EC, Eudralex Volume 4 and applicable United States, European Union, Canadian and ICH guidance or equivalent laws in other jurisdictions to the extent no less stringent.

1.72“Government Health Care Programs” means the US Medicare program (Title XVIII of the Social Security Act), the US Medicaid program (Title XIX of the Social Security Act), the TRICARE program, the US Federal employee health benefits program, and other foreign, federal, state and local governmental health care plans and programs.

1.73“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

1.74“Governmental Authority” means any United States federal, state or local government or any government other than the United States government, or political subdivision thereof, or any multinational organization or authority to the extent empowered to act on behalf of or in the stead of a government, or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, pricing or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or government empowered arbitral body.

1.75[Intentionally Left Blank]

1.76[Intentionally Left Blank]

1.77 “Health Care Laws” means Applicable Laws relating to Government Health Care Programs, Private Health Care Plans, privacy and confidentiality of patient health information and human biological materials, including, in the United States, federal and state Applicable Laws pertaining to the federal Medicare and Medicaid programs (including the Medicaid rebate program); federal Applicable Laws pertaining to the Federal employees health benefit program and the TRICARE program; federal and state Applicable Laws applicable to health care fraud and abuse, kickbacks, physician self-referral and false claims (including 42 U.S.C. § 1320a-7a, 42

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn and the federal Civil False Claims Act, 31 U.S.C. § 3729 et. seq.); the Health Insurance Portability and Accountability Act of 1996; and 45 C.F.R. Part 46, as well as similar Applicable Laws in the Territory, each as in effect and as amended from time to time.

1.78“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or foreign equivalent thereof under Applicable Law.

1.79“HSR Clearance” means, as pertaining to this Agreement, the expiration or termination of all applicable waiting periods and requests for information (and any extensions thereof) under the HSR Act.

1.80“HSR Filing” means (a) filings by Janssen or Arrowhead with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto, or (b) equivalent filings with applicable Governmental Authorities having jurisdiction over requests for HSR Clearance.

1.81“Hybridizing Strand” means [**].

1.82“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.83“IND” means an Investigational New Drug Application filed with the FDA, or a similar application filed with a Regulatory Authority outside of the United States for authorization to commence a clinical study, such as a clinical trial application or a clinical trial exemption, or any related regulatory submission, license or authorization.

1.84[Intentionally Left Blank]

1.85“Indemnified Party” has the meaning set forth in Section 13.1.

1.86“Indemnified Persons” shall mean, with respect to a Party, such Party and its Affiliates, and their respective officers, directors, employees, and agents.

1.87“Indemnifying Party” has the meaning set forth in Section 13.1.

1.88 [Intentionally Left Blank].

1.89“In-Licensed Arrowhead Patent Rights” has the meaning set forth in Section 12.5.3.

1.90“Invention” has the meaning set forth in Section 10.2.1.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

1.91“Janssen Calendar Quarter” means a financial quarter based on a Janssen Calendar Year; provided, however, that the first Janssen Calendar Quarter and the last Janssen Calendar Quarter may be partial quarters as applicable under the relevant Janssen Calendar Year.

1.92“Janssen Calendar Year” means a year based on Janssen’s universal calendar for that year used by Janssen for internal and external reporting purposes (a copy of which for the year 2018 is attached hereto as Exhibit F); provided, however, that the first Janssen Calendar Year and the last Janssen Calendar Year of the applicable period (such as the Royalty Term) may be a partial year as the case may be.

1.93 “Joint Patent Rights” shall mean Patent Rights owned jointly by the Parties and in which each Party has an equal and undivided interest.

1.94“Joint Steering Committee” or “JSC” means a joint steering committee formed by representatives of each Party that is responsible for providing high-level oversight and decision-making regarding the Parties’ activities under this Agreement, as further provided in Article III.

1.95 “Know-How” means any and all technical, scientific, and other know-how (whether or not patentable), data, and other information, as well as materials not generally known to the public, including  inventions, trade secrets, research and development data, plans, procedures, experimental techniques, material specifications, and assay or test protocols; biological, chemical, pharmacological, toxicological, pharmaceutical, pre-clinical, clinical, safety, and quality control data and information; manufacturing methods and formulas; and molecules, chemical entities, reagents, starting materials, reaction intermediates, building blocks, synthetic products, delivery systems, excipients, ingredients, formulations, and compositions of matter.

1.96 “Licensed Construct” means [**].

1.97 “Licensed Product” means (a) any pharmaceutical formulation for administration to a subject comprising a Licensed Construct or (b) any Licensed Construct for formulation into such a pharmaceutical formulation.

1.98 “Losses” means damages, losses, liabilities, costs (including costs of investigation and defense), fines, penalties, Government Orders, taxes, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), resulting from a claim in an Action of a Third Party, and incurred by a Party (or other Indemnified Person as provided in Article XIII) as a result of such Action.

1.99“MAA” means (a) a marketing authorization application filed with (i) the EMA under the centralized EMA filing procedure or (ii) a Regulatory Authority in any country in the European Union if the centralized EMA filing procedure is not used; or (b) any other equivalent or related regulatory submission, in either case to gain approval to market a pharmaceutical or biologic product in any country in the European Union, in each case including, for the avoidance of doubt, amendments thereto and supplemental applications.

1.100“Manufacturing” means activities performed to manufacture a product into final form for end use, including producing and manufacturing starting materials and intermediates used

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

to manufacture such product, filling, finishing, packaging, labeling, performing quality assurance testing and release, and shipping and storing the product.

1.101“MHLW” means the Ministry of Health, Labour and Welfare of Japan and any successor agency thereto.

1.102“NDA” means a new drug application or biologics license application submitted to the FDA for purposes of obtaining Regulatory Approval for a new drug in the United States, for a particular indication, including, for the avoidance of doubt, amendments thereto and supplemental applications.

1.103“Net Sales” means, with respect to a Licensed Product commencing with its First Commercial Sale, the gross sales value of the Licensed Product by or on behalf of Janssen (directly or through any of its Affiliates or Third Party sublicensees) to a Third Party purchaser in an arms-length transaction, less the following customary deductions, determined in accordance with Accounting Standards and standard internal policies and procedures consistently applied throughout Janssen’s organization to calculate revenue for financial reporting purposes, to the extent specifically and solely allocated to the sale of such Licensed Product to such purchaser and actually taken, paid, accrued, allowed, included, or allocated based on good faith estimate, in the gross sales prices with respect to such sales (and consistently applied as set forth below):

(a) normal and customary trade, cash and/or quantity discounts, allowances, wholesaler and pharmacy fees, and credits allowed or paid, in the form of deductions actually allowed or actually paid with respect to sales of such Licensed Product (to the extent not already reflected in the amount invoiced) excluding commissions for commercialization;

(b)excise taxes, use taxes, tariffs, sales taxes and customs duties, and/or other government charges imposed on the sale of such Licensed Product to the extent included in the price and separately itemized on the invoice price (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale) (including VAT, but only to the extent that such VAT taxes are not reimbursable or refundable);

(c)outbound freight, shipment and insurance costs to the extent included in the price and separately itemized on the invoice price;

(d)compulsory payments and cash rebates imposed on sales of such Licensed Product paid to a Governmental Authority (or agent thereof) pursuant to Applicable Law by reason of any national or local health insurance program or similar program, to the extent allowed and taken, including fees levied by a Governmental Authority as a result of Applicable Law;

(e)retroactive price reductions, credits or allowances actually granted upon rejections or returns of such Licensed Product, including for recalls or damaged goods and billing errors, and write-offs for bad debts;

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EXECUTION VERSION

(f)rebates, charge backs and discounts (or equivalents thereof) actually granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state/provincial, local or other Government Authorities, or their agencies or purchasers, reimbursers, or trade customers; and

(g)coupons, or discount/rebates associated with co-pay cards.

All aforementioned deductions shall only be allowable to the extent they are commercially reasonable, and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with Janssen’s, its Affiliate’s, or sublicensee’s (as the case may be) business practices consistently applied across its product lines and in compliance with Accounting Standards and verifiable.  All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to such Licensed Product and other products of the Party and its Affiliates and sublicensees such that such Licensed Product does not bear a disproportionate portion of such deductions.  For clarity, sales of a Licensed Product by and between a Party and its Affiliates and sublicensees (including those that are distributors), or between the Parties (or their respective Affiliates or sublicensees), shall be excluded from Net Sales calculations for all purposes so long as such Licensed Product is subsequently resold to a Third Party.  For the avoidance of doubt, sales of a Licensed Product for use in conducting clinical trials of such Licensed Product in a country in order to obtain the first Regulatory Approval of such Licensed Product in such country shall be excluded from Net Sales calculations for all purposes.  Also, notwithstanding anything to the contrary above, sales of a Licensed Product for any compassionate use or named patient sales shall be excluded from Net Sales calculations to the extent such sales are not reported as revenue by Janssen and its Affiliates. Additionally, for clarity, only a single sales transaction with respect to a particular unit of Licensed Product, made at the time Janssen or any of its Affiliates or sublicensees sells such Licensed Product to a Third Party purchaser in an arms-length transaction, will qualify as the basis for determining the Net Sales amount for such unit.  The calculation of Net Sales for any Combination Product shall be adjusted pursuant to Section 8.5.5(c).

1.104[Intentionally Left Blank]

1.105“Non-Breaching Party” has the meaning set forth in Section 15.2.1.

1.106“Notice of Claim” has the meaning set forth in Section 13.2.1.

1.107 [Intentionally Left Blank]

1.108 [Intentionally Left Blank]

1.109 [Intentionally Left Blank]

1.110 [Intentionally Left Blank]

1.111 [Intentionally Left Blank]

1.112 “Out-of-Pocket Costs” means, with respect to a Party, costs and expenses paid by such Party to any Third Party for services or materials provided by such Third Party to directly

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support the applicable Collaboration activities, including the Research Plan. For clarity, Out-of-Pocket Costs do not include payments for a Parties’ or its Affiliates’ internal salaries or benefits, facilities, utilities, general office or facility supplies, insurance or information technology, capital expenditures or the like.

1.113“Owned General Arrowhead Patent Rights” has the meaning set forth in Section 12.5.3.

1.114“Owned Specific Arrowhead Patent Rights” has the meaning set forth in Section 12.5.3.

1.115“Party” and “Parties” have the meaning set forth in the preamble above.

1.116“Patent Controversy” means any Dispute between the Parties to the extent that it involves an issue relating to the inventorship, claim scope or interpretation, infringement, enforceability, patentability, or validity of any Patent Right hereunder, and including any such issues relevant to any Prosecution activities hereunder.

1.117“Patent Costs” means all Out-of-Pocket Costs reasonably incurred by or on behalf of a Party (such as by a designated Affiliate) in Prosecuting applicable Patent Rights.

1.118“Patent Office” means the United States Patent and Trademark Office, European Patent Office, or other Governmental Authority responsible for the examination of patent applications or granting of patents in a country, region, or supra-national jurisdiction.

1.119“Patent Representative” means the patent attorney or agent representing a Party as described in Section 10.7.

1.120“Patent Rights” means, in reference to a designated invention, all original (priority establishing) patent applications claiming such invention filed anywhere in the world, including provisionals and nonprovisionals, and all related applications thereafter filed, including any continuations, continuations-in-part, divisionals, or substitute applications, any patents issued or granted from any such patent applications, and any reissues, reexaminations, renewals or extensions (including by virtue of any supplementary protection certificates) of any such patents, and any confirmation patents or registration patents or patents of addition based on any such patents, and all foreign counterparts or equivalents of any of the foregoing.

1.121“Patent Term Extension” means an extension of the term of any issued patent, or a right of protection equivalent to such an extension, granted under law or regulation such as the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 in the United States, the Supplementary Protection Certificate of the member states of the EU, or any other similar law or regulation in any other country or jurisdiction.  For example, a pediatric extension obtained by application to or through approval of a Patent Office extending the term of any patent shall be deemed a Patent Term Extension.

1.122“Patent Working Group” means the representatives of both Parties involved in handling certain patent matters as more fully set forth in Section 10.7.

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1.123“Person” means any individual, entity or Governmental Authority.

1.124 “Phase 1” means, in reference to a clinical study (or trial) of a Licensed Product, that as described in US federal regulation 21 C.F.R. § 312.21(a).

1.125“Phase I Ready Data” means the data that is required to make a determination of whether a product is suitable to enter Phase I clinical development in respect to a Target which on a Target-by-Target basis is specified in Section 4.1.4.

1.126“Phase 1 Ready Package” means a data package containing all material Know How, including completed Phase I Ready Data and the chemical structures and sequences, related to a particular Licensed Construct or Licensed Product, and a summary of key data, including the chemical structures and sequences, relating to other significant Licensed Constructs and Licensed Products for a Program.

1.127 “Phase 2” means, in reference to a clinical study (or trial) of a Licensed Product, that as described in US federal regulation 21 C.F.R. § 312.21(b).

1.128“Phase 3” means, in reference to a clinical study (or trial) of a Licensed Product, that as described in US federal regulation 21 C.F.R. § 312.21(c).

1.129“Post-Marketing Studies” means any clinical trials or studies conducted with a Licensed Product after receipt of Regulatory Approval of the Licensed Product, which are conducted voluntarily in order to enhance marketing or scientific knowledge of the Licensed Product and are not required by Regulatory Authorities or are not intended to support Regulatory Approval of a Licensed Product for a new indication or other material change to the product label.

1.130“Pre-Existing Acquired Rights from Third Parties” means any and all agreements by and between Arrowhead and any Third Party, in effect as of the Target acceptance under Section 4.1.2, and pursuant to which the Third Party assigns (by express terms, whether or not using the word “assign”) Arrowhead any Third Party’s Patent Rights or Know-How that, in whole or in part, are necessary or useful for Developing, Manufacturing, or Commercializing any Licensed Product.

1.131“Pre-Existing Licenses from Third Parties” means any and all agreements by and between Arrowhead and any Third Party, in effect as of the Target acceptance under Section 4.1.2, and pursuant to which the Third Party grants (by express terms, whether or not using the word “license”) Arrowhead any license or sublicense (or use or other Exploitation) rights to or under any Third Party’s Patent Rights or Know-How that, in whole or in part, are necessary or useful for Developing, Manufacturing, or Commercializing any Licensed Product.

1.132“Pre-Existing Licenses to Third Parties” means any and all agreements by and between Arrowhead and any Third Party, in effect as of the Target acceptance under Section 4.1.2, and pursuant to which Arrowhead or its Affiliates grants (by express terms, whether or not using the word “license”) such Third Party any license or sublicense (or use or other Exploitation) rights to or under any Arrowhead Intellectual Property.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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1.133 “Pre-Existing Third Party Agreements” means (a) Pre-Existing Licenses to Third Parties; (b) Pre-Existing Licenses from Third Parties; (c) Pre-Existing Acquired Rights from Third Parties; and (d) any other agreements between Arrowhead or its Affiliates and a Third Party in effect as of the Target acceptance under Section 4.1.2 that contain any terms relating to the Development, Manufacture, or Commercialization of a Licensed Product or any Licensed Construct (collectively, the “Additional Pre-Existing Third Party Agreements”).

1.134“Primary RNAi Trigger” means [**].

1.135 “Prior CDA” means the Confidential Disclosure Agreement entered into on January 25, 2017 between Arrowhead and Alios Biopharma, Inc., an Affiliate of Janssen.

1.136“Private Health Care Plans” means non-governmental Third Party health care payors and plans, including insurance companies, health maintenance organizations and other managed care organizations, Blue Cross and Blue Shield plans, and self-funded employers.

1.137 “Product Infringement” has the meaning set forth in Section 10.4.2.

1.138“Product Trademark Rights” means any Trademark Rights pertaining specifically to any Licensed Product and Controlled by a Party hereunder.

1.139 “Program” means, with reference to a Target, the Know How, Patent Rights, Research Plan, RNAi Triggers, Constructs, Licensed Products, Development Plan, Regulatory Filings, Regulatory Approvals, Trademarks, Commercialization Plans, and all activities related thereto, and all licenses and rights therein, directed to or associated with the exploitation of the Constructs and Licensed Products that are identified as such based on such Target.

1.140“Prophylactically Active Product” means a product that prevents any disease, condition or symptom associated with or induced by action on the Target in humans or animals.

1.141“Prosecuting” means, in reference to a designated Patent Right, preparing a Patent Right in application form for filing in any Patent Office, or performing activities associated with filing, prosecuting, maintaining, defending, or correcting the Patent Right in any Patent Office proceeding or with appeal of a Patent Office decision therefrom, including with respect to any post-grant proceeding, supplemental examination, post-grant review, inter partes review, reexamination, reissue, interference, or opposition proceeding in any Patent Office.  For the avoidance of doubt, Prosecuting excludes any infringement suit or other legal Action to enforce a Patent Right or declaratory judgment suit or other legal Action initiated by a Third Party to challenge in court the validity or enforceability of a Patent Right. “Prosecute” and “Prosecution” shall each have a correlative meaning.

1.142“Prosecuting Party” means the Party with the current right to Prosecute the applicable Patent Right as set forth in Section 10.3.

1.143“Prosecution Contact” means a Party’s designated patent attorney or agent identified in a notice to the other Party (as may be updated from time to time) as its contact for communications between the Parties regarding the Prosecuting of any Arrowhead Patent Rights.

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1.144“Regulatory Approval” means the approval (including supplements, amendments, pre- and post-approvals), license, registration or authorization of the applicable Regulatory Authority necessary for the marketing and sale of drug product in a country or jurisdiction, including any and all pricing and reimbursement approvals that are reasonably necessary or desirable to obtain in such country or jurisdiction to launch a drug product (even if such approvals are not legally required to launch such drug product in such country or jurisdiction).  For purposes of illustration, in addition to approval of a Drug Application: Regulatory Approval in France includes approval of a Drug Application and publication of the reimbursed price level in the official journal and registration on a reimbursement list by or on behalf of Comité Economique des Produits de Santé or Haute Autorité de Santé (or a successor agency); Regulatory Approval in Italy includes publication of reimbursement in the Government’s Offical Gazette (by Agenzia Italiana del Farmaco or a successor agency); Regulatory Approval in Germany includes execution of contract with the head association of sick funds (GKV-Spitzenverband, Gesetzlichen Krankenversicherung, or a successor agency); Regulatory Approval in Spain includes authorization by La Comisión Interministerial de Precios de los Medicamentos or La Comisión Nacional para el Uso Racional de los Medicamentos, or a successor agency) for national patient access to reimbursement by or on behalf of a Governmental Authority; and Regulatory Approval in the United Kingdom includes approval by the National Institute for Health and Care Excellence (or a successor agency) to obtain mandatory funding to enable broad market access.

1.145 “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the registration or authorization or marketing and sale of a medicinal product in a country, such as the FDA in the United States, EMA in the EU, and MHLW in Japan.

1.146“Regulatory Exclusivity Right” means a right or protection, granted by a Regulatory Authority in a jurisdiction, providing with respect to a product in such jurisdiction:  (a) marketing exclusivity that prevents the Regulatory Authority from accepting or approving a Drug Application (whether new or abbreviated), submitted by a Person other than Janssen (or any of its Affiliates or Third Party sublicensees), such as through new molecular entity or orphan drug exclusivity granted by the FDA, or an exclusive right to sell pursuant to the data exclusivity provisions under EC Directives 2004/27/EC and 2001/83/EC and Regulation 726/2004/EC, or marketing exclusivity granted in respect of pediatric studies under Regulation 1901/2006, or Section 505A(a) of the FD&C Act; or (b) data protection for regulatory data submitted by or on behalf of a Party or its Affiliates relating to a product against unfair commercial use or public release consistent with, or no less stringent than, TRIPs Article 39.3.

1.147“Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to a Licensed Product, or its use or potential or investigative use in humans, including any documents submitted to any Regulatory Authority and all supporting data, including INDs, supportive documents enabling a clinical program, Drug Applications, safety and adverse event reports and all correspondence with any Regulatory Authority with respect to any Licensed Product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

1.148“Relevant Factors” means all relevant factors that may affect the Development, Regulatory Approval, Manufacturing or Commercialization of a Licensed Product, including (as

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applicable): actual and potential issues of safety, tolerability, efficacy or stability; expected and actual product profile (including product modality, category and mechanism of action), as such or in comparison with the profile of other products and regimens; stage of development or life cycle status; actual and projected Development, Regulatory Approval, Manufacturing, and Commercialization costs, timelines and budgets; any issues regarding the Manufacturing of the Licensed Product; the likelihood of obtaining Regulatory Approvals for such Licensed Product; the timing of such Regulatory Approvals; the current guidance and requirements for Regulatory Approval for such Licensed Product and similar products and the current and projected regulatory status; labeling or anticipated labeling for such Licensed Product; the then current competitive environment and the likely competitive environment at the time of projected entry into the market; past performance of such Licensed Product or similar products; present and future market potential, as such or taking into account the relevant portfolio or pipeline; present and future relevant patient population; existing or projected pricing, sales, reimbursement, return on investment and profitability; pricing or reimbursement changes in relevant countries; proprietary position, strength and duration of patent protection, anticipated exclusivity and freedom to operate hurdles; legal issues; and other relevant scientific, technical, operational, commercial or economic factors.

1.149“Research Period” means, with respect to a Program, the period commencing upon the JSC’s approval of the initial Research Plan and ending on the second anniversary of such approval, unless earlier terminated or extended in accordance with the provisions of this Agreement.

1.150“Research Plan” means, with respect to a Target, a two (2) year written plan of goals, activities, FTEs, and costs associated therewith as approved by the JSC.

1.151“Research Plan Budget” shall mean the budget for conducting activities pursuant to the Research Plan during a given Janssen Calendar Year and the one (1) succeeding Janssen Calendar Year, as developed and approved by the JSC in accordance with Section 3.2, which budget shall be updated and amended concurrently with the Research Plan in accordance with Section 4.3.

1.152“Research Plan Costs” shall mean FTE Costs and Out-of-Pocket Costs incurred by the Parties and their Affiliates following the Effective Date for research and Development, in each case to the extent incurred under the Research Plan in accordance with the Research Plan Budget

1.153“Right of Reference” has the meaning set forth for such term in 21 C.F.R. § 314.3(b) or an equivalent right of access or reference under any Applicable Law in any other jurisdiction outside the United States.

1.154“RNAi Trigger” [**].

1.155“Royalty Term”, as applicable to Net Sales of each particular Licensed Product in a given country, means the period from the date of the First Commercial Sale of such particular Licensed Product by or on behalf of Janssen in the given country, until the later of (a) the expiration of the last Valid Claim of the Arrowhead Patent Rights which Covers the composition of matter

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of the Licensed Construct or its Primary RNAi Trigger or its Targeting Ligand of such Licensed Product in such country; or (b) the termination or expiration of Regulatory Exclusivity Rights protecting the Licensed Product in such country; or (c) [**] from the date of First Commercial Sale in the Territory.

1.156“Specific Arrowhead Patent Rights” has the meaning as set forth in Section 10.3.3(a).

1.157“Target” means a target chosen by the Parties in accordance with Section 4.1.2.

1.158“Targeting Ligand” means [**].

1.159“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon).

1.160 “Term” means the term of this Agreement as set forth in Section 15.1.

1.161“Territory” means the entire world, including all of its countries and their possessions and territories.

1.162“Third Party” or “Third-Party” means any person, entity, or other party other than a Party to this Agreement or any of its Affiliates.

1.163 “Third-Party Product Liability Action” has the meaning set forth in Section 13.4.1.

1.164“Threshold Active Construct” means [**].

1.165“Threshold Activity” means [**].

1.166“Trademark Rights” means all registered and unregistered trademarks (including all common law rights thereto), service marks, trade names, brand names, logos, taglines, slogans, certification marks, internet domain names, trade dress, corporate names, business names and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions, and renewals thereof throughout the world, and all rights therein provided by international treaties and conventions.

1.167“United States”, “US” or “U.S.” means the United States of America, including its territories and possessions.

1.168“Valid Claim” means a claim (a) of any unexpired patent issued or granted by a Patent Office that has not been revoked or held unenforceable or invalid by a decision of a court or Governmental Authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (b) of any Patent Right that is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application and has been pending for less than [**].

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EXECUTION VERSION

1.169“Variant” means [**].

ARTICLE II:  LICENSE GRANTS

2.1Janssen Rights.

2.1.1Janssen’s rights to exploit LICENSED Constructs or Licensed Products, and obligations of payment therefore under the provisions in SECTION 2.1.2(b), Articles V, VI, and VIII, shall be conditional and contingent on Janssen’s payment of the Option Exercise Fee for the applicable Program, as well as any other provisions that, as apparent from their nature and context, are intended to become effective after such payment.

2.1.2Arrowhead Development and Commercial Licenses.

(a) Development License.  Subject to the terms and conditions of this Agreement, Arrowhead hereby grants to Janssen an exclusive (even as to Arrowhead, except to the extent Arrowhead expressly retains or is expressly granted back rights under this Agreement), worldwide license, with the right to sublicense in accordance with Section 2.1.4, under Arrowhead Intellectual Property, to research and have researched, and to Develop and have Developed Licensed Constructs and Licensed Products, in the Field in the Territory, and to make and Manufacture, have made and Manufactured, use, have used, and import and have imported Licensed Constructs and Licensed Products for such purposes.  The license rights granted under this Section 2.1.2 shall commence, on a Program-by-Program basis, when Arrowhead provides Janssen with a Target Reply accepting a Target, and run throughout the Term hereof, subject to the termination provisions under Article XV.

(b) Commercialization License.  Subject to the terms and conditions of this Agreement, Arrowhead hereby grants to Janssen an exclusive (even as to Arrowhead, except to the extent Arrowhead expressly retains or is expressly granted back rights under this Agreement), worldwide license, with the right to sublicense in accordance with Section 2.1.4, under the Arrowhead Intellectual Property, to Commercialize and have Commercialized, offer for sale and sell, and have offered for sale and sold, Licensed Constructs and Licensed Products, for use in the Field in the Territory, and to make, have made, use, have used, and import and have imported Licensed Constructs and Licensed Products for such purposes.  The license rights granted under this Section 2.1.2 shall continue, on a product-by-product and country-by-country basis, throughout the Term hereof, subject to the termination provisions under Article XV.

2.1.3Know-How Cross-License.  Subject to the terms and conditions of this Agreement:

(a)Arrowhead hereby grants to Janssen a royalty-free, perpetual, non-exclusive license to use any Confidential Information that is Arrowhead Know-How and disclosed by Arrowhead to Janssen under this Agreement for any purpose other than the Exploitation of a Licensed Construct or Licensed Product, except such Confidential Information comprising Know-How related solely to the Arrowhead Platform Technology.

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(b)Janssen hereby grants to Arrowhead a royalty-free, perpetual, non-exclusive license to use any Confidential Information that is Janssen Know-How disclosed by Janssen to Arrowhead under this Agreement for any purpose other than the Exploitation of a Licensed Construct or Licensed Product, except such Confidential Information comprising (a) Know-How related to Active Ingredients, other than Licensed Constructs or (b) financial and sales data and pricing information relating to Licensed Constructs or Licensed Products.

2.1.4Sublicensing.  In the event that Janssen grants any sublicense of the license rights granted to Janssen under this Section 2.1 to any Affiliates or any Third Parties, Janssen shall remain responsible for its obligations under this Agreement and shall be responsible for the performance of the relevant sublicensee and the compliance by such sublicensee with the terms and conditions of this Agreement.  Any sublicense granted by Janssen under this Section 2.1 to any Third Party not working under Janssen’s or its Affiliates’ control and direction shall refer to this Agreement and shall not conflict with Janssen’s obligations under this Agreement, and Janssen will, within a reasonable time period after granting such sublicense, provide a copy of the sublicensing agreement to Arrowhead, which agreement may be redacted to omit any terms not relevant to determining Janssen’s and the Third Party sublicensee’s obligations under this Agreement.

2.2Licenses Constitute IP under Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement by one Party to the other, including Section 2.1 hereof, are, and shall otherwise be deemed to be, for the purpose of Section 365(n) of the Bankruptcy Code (or comparable provisions of laws of other jurisdictions) rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code (or comparable provisions of laws of other jurisdictions).  Each Party hereby acknowledges, on behalf of itself and its Affiliates, “embodiments” of intellectual property pursuant to the Bankruptcy Code include the following:  (a) data from the research and Development of Licensed Products, (b) Licensed Constructs and Licensed Product samples and inventory, (c) Licensed Product formulations, (d) laboratory notebooks and records from either Party’s research relating to any Licensed Constructs or Licensed Product, including from the Clinical Plan or Development Plan, (e) results from clinical studies of Licensed Products and the Licensed Constructs therein, (f) Regulatory Filings and Regulatory Approvals relating to Licensed Products, and (g) marketing, advertising and promotional materials relating to Licensed Products.

2.3Rights in Combination Products. Notwithstanding the terms of any license grant or covenant under this Agreement, no rights will be conveyed or granted by one Party to another hereunder to (a) an Active Ingredient of any Combination Product, whether in Development or Commercialized, where the Active Ingredient is not a Licensed Construct, (b) a product of such Combination Product that is not a Licensed Product, or (c) an Active Ingredient, other than a Licensed Construct, that is otherwise used in combination with a Licensed Product in pre-clinical research, clinical studies or in accordance with an approved product label.

2.4No Other Rights.  No rights other than those expressly set forth in this Agreement are granted by one Party to the other Party hereunder, and no additional rights shall be deemed granted to either Party by implication, estoppel, or otherwise, with respect to any Patent Rights, Know-How, or other intellectual property rights.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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ARTICLE III: GOVERNANCE

3.1Establishment of JSC.  Promptly after the Effective Date, the Parties shall establish a Joint Steering Committee (JSC) composed of [**] representatives from Arrowhead and [**] representatives from Janssen (which, for clarity, may include any employees or agents of its Affiliates). The members of the JSC shall be appropriately qualified and experienced in order to make a meaningful contribution to meetings and render decisions within its scope of authority hereunder.  Each Party may replace its representatives on the JSC by written notice to the other Party.

3.2JSC Responsibilities.  The JSC shall, subject to Section 3.7, have authority to:

3.2.1approve the Research Plan for each Target;

3.2.2approve the Research Plan Budget for each Target;

3.2.3review and approve any amendments to the Research Plans;

3.2.4set and modify the Threshold Activity for each Target;

3.2.5review the efforts of and make recommendations to the Parties in the conduct of the Programs;

3.2.6periodically review the overall goals and results of the Programs, and approve any proposed changes to the Research Plans as relevant data become available;

3.2.7establish subcommittees or working groups to oversee the day-to-day activities under the Research Plan;

3.2.8address such other matters relating to the activities of the Program as either Party may bring before the JSC; and

3.2.9attempt to resolve any disputes on an informal basis.

3.3Patent Working Group.  The JSC shall not discuss any issue relating to any Patent Rights relevant to the research, Development, Manufacture, or Commercialization of any Licensed Products (including with respect to any of their scope, patentability, validity, Prosecution, or infringement), unless the Patent Representative of each Party is present at the meeting.  The Patent Representatives of each Party shall be solely responsible for documenting at its discretion any issues discussed by the JSC relating to any Patent Rights, and the content of such discussions shall be held in strict confidence by the Parties to protect their common interests and preserve the privileged status of any attorney-client communication, advice, or legal opinion reflected therein.

3.4JSC Meetings.  The JSC shall meet quarterly until the termination of the last Research Period, or at such other times as the Parties may agree.  The first meeting of the JSC shall be held as soon as reasonably practicable, but in no event later than sixty (60) days after the Effective Date.  Meetings shall be held at such place or places as are mutually agreed or by

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teleconference or videoconference, provided that at least the quorum members of each Party are present at any JSC meeting.  Each Party may from time to time invite a reasonable number of participants in addition to its representatives on the JSC (such as Patent Working Committee members) to attend any JSC meeting, which additional participants shall not be members and shall attend the JSC meeting on an ad hoc basis in a non-voting capacity.  The JSC meetings shall be chaired by Janssen.  The chairperson shall set and circulate to all JSC members agendas for JSC meetings in advance. The agendas shall include any matter within the authority of the JSC hereunder reasonably requested by Arrowhead to be addressed.  The Parties shall rotate the responsibility for recording, preparing and, within a reasonable time, issuing draft minutes of each JSC meeting to each Party’s members for review, and the chairperson shall issue to the Parties final minutes signed or otherwise approved in writing (such as via an electronic signature) by a Janssen JSC representative and an Arrowhead JSC representative.

3.5Meeting Expenses.  Each Party shall bear its own costs, including travel expenses, incurred by its JSC members, any additional non-member JSC participants of such Party and Patent Working Group members in connection with their attendance at JSC meetings or Patent Working Group meetings and other activities related to the JSC or Patent Working Group.

3.6Decision-making.  Decisions of the JSC within its scope of authority hereunder shall be made by unanimous vote, with Janssen's representatives to the JSC collectively having one (1) vote and Arrowhead's representatives to the JSC collectively having one (1) vote.  Decisions of the JSC shall be memorialized in its meeting minutes.  If the JSC fails to reach unanimous decision on a matter within its authority that has been pending in excess of thirty (30) days (or such other period as the Parties may agree in writing), the matter shall be referred to applicable Executive Officers of the Parties, who shall attempt to reach a mutual decision.  In the event that the Executive Officers cannot reach a mutual decision with regard to such matter, then Janssen shall have the deciding vote, subject to Arrowhead’s right to reject a proposed target under 4.1.2, and of good faith negotiations under 4.1.3 and 4.1.4.

3.7Prosecution of Patent Rights Governed by Article X. For clarity and notwithstanding any other provision of this Agreement to the contrary, decisions regarding the Prosecution of any Patent Rights shall not be within the JSC’s authority, and the provisions of Article X of this Agreement shall govern Prosecution of certain Patent Rights.

3.8No Authority to Modify Agreement.  For clarity and notwithstanding anything to the contrary herein, neither the JSC nor the Patent Working Group shall have any authority to: (a) modify any provision set forth in the body of this Agreement, including any payment conditions or terms or obligations of the Parties, which provisions may be modified only by written agreement of the Parties; or (b) resolve any Disputes.

3.9Alliance Managers.  Each Party shall designate a single alliance manager for coordinating interactions between the Parties regarding any activities contemplated under this Agreement (“Alliance Manager”).  Such Alliance Managers will be responsible for the day-to-day worldwide coordination of the Parties’ activities under this Agreement and will serve to facilitate routine communication between the Parties.  Such Alliance Managers shall have

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

experience and knowledge appropriate for managers with such project management responsibilities. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.

3.10JSC dissolution.  [**] from expiration of the last to expire Research Period, the JSC shall be dissolved.  For clarity, after JSC dissolution, matters of coordination between the Parties will be handled by the Alliance Managers.

ARTICLE IV:  RESEARCH PROGRAM

4.1Selection of Targets

4.1.1Janssen shall have the right to select up to three (3) targets as Targets under this Agreement at any time up to the [**] anniversary of the Effective Date.  Such targets shall be RNA targets through which an existing or proposed RNAi therapeutic mediates or is intended to mediate its therapeutic activity.  At least one of the selected Targets will be a hepatocyte target.

4.1.2Within [**] from the Effective Date, Janssen will send a written notice to Arrowhead identifying a first proposed target (a “Target Proposal”).  Arrowhead shall have [**] after receiving a Target Proposal to provide written notice to Janssen of whether Arrowhead accepts or rejects the proposed target (a “Target Reply”).  Arrowhead may reject a proposed target only if:  (i) Arrowhead is subject to a legally binding agreement that would prevent or prohibit Arrowhead from performing its obligations under the Agreement with respect to such proposed target (including, but not limited to, obligations of confidentiality and interest in any intellectual property rights as contemplated by this Agreement) or has, before the date of the Target Proposal, agreed to non-binding terms with a Third Party to develop a compound directed to such proposed target; (ii) subject to Section 8.6.2, Arrowhead’s rights in the exploitation of such target and products directed thereto is subject to a substantial future royalty and/or milestone obligation under any Pre-Existing Licenses from Third Parties or other Pre-Existing Third Party Agreements; (iii) Arrowhead has an ongoing internal program directed to such proposed target for which Arrowhead has identified active compounds and has conducted higher mammal (i.e., non-rodent) animal studies with respect to such compounds before the date of receipt of the Target Proposal; or (iv) Arrowhead reasonably concludes, based on the advice of its patent counsel, that Arrowhead would not have freedom to operate with the proposed target due to the existence of any Third Party Patent Rights, provided, however, that Arrowhead shall have first consulted the JSC, in the presence of the Parties’ Patent Representatives, to determine if there are any acceptable alternative forms of the proposed target.  If Arrowhead provides Janssen a Target Reply rejecting a proposed target with sufficient basis, then such Target Proposal will be voided and Janssen may provide Arrowhead a substitute Target Proposal identifying an alternate proposed target in due course.  If Arrowhead provides Janssen a Target Reply accepting a proposed target, then such proposed target will become a “Target”.  For clarity, Janssen may send Target Proposals to Arrowhead in the permitted time period until three (3) Targets have been selected.

4.1.3Promptly, upon selection of a Target, the JSC will negotiate in good faith Target specific definitions of Assay and Threshold Activity.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

4.1.4Promptly, upon selection of a Target, the JSC will negotiate in good faith Target specific details of the Research Plan and the Phase I Ready Data.  The Research Plan shall include discovery research and pre-clinical activities to be undertaken by Arrowhead (and Janssen as applicable) designed to identify Licensed Constructs and Licensed Products, and to provide Phase I Ready Data for Licensed Products.  Arrowhead may, in good faith, reject a Research Plan that is unreasonable, provided that once a Research Plan is agreed to, Arrowhead cannot thereafter reject such Research Plan.  If the Parties, acting in good faith, are unable to agree to a reasonable Research Plan then the target will no longer be treated as a Target under this Agreement and will not be counted as one of Janssen’s three (3) Targets. A general outline of an example of activities to be undertaken by each Party under the Research Plan is attached as Exhibit C.

4.1.5Promptly upon the selection of a Target, the Parties will amend Exhibit E if applicable.

4.2Research Obligations

4.2.1Arrowhead agrees to follow the Research Plan.  Consistent with the Research Plan, Arrowhead will use Commercially Reasonable Efforts to identify Licensed Constructs and Licensed Products and develop a License Product suitable to enter Phase I clinical development.

4.2.2On a quarterly basis, during the Research Period, Arrowhead agrees to provide to the JSC a report of the significant results of activities conducted under the Research Plan, including a listing of RNAi Triggers and Constructs made and tested along with their key activity data. For clarity, the RNAi Triggers and Constructs will be identified by an Arrowhead numbering system and will not disclose specific chemistry or sequences.

4.2.3Arrowhead shall conduct all research and Development activities under the Research Plan in accordance with good scientific standards and practices and in compliance with all Applicable Laws, including those pertaining to the use of laboratory animals, GLP, GMP or GCP as appropriate under the Research Plan.  Arrowhead shall, and shall cause its Affiliates and subcontractors to, maintain complete and accurate records of all work conducted in the performance of the Research Plan and all results, data, inventions and developments made in the performance of the Research Plan.

4.2.4Janssen may assist in the conduct of activities under the Research Plan, including performing certain assays to confirm RNAi Triggers and Constructs for activity against the applicable Target, and conducting preclinical animal model studies.  Arrowhead shall provide Janssen with reasonable quantities of materials to enable Jansen’s activities described in the Research Plan.

4.2.5On a Program-by-Program basis and after [**] of the initiation of a Research Period, Janssen may, in its sole discretion, terminate all of the Parties’ rights and obligations applicable to such Program under the Agreement upon [**] prior written notice.  The Parties will cooperate to wind down the activities under the Program.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

4.3Research Plan Budget

4.3.1On a Program-by-Program basis, within [**] of selection of the Target, the JSC will establish the Research Plan Budget for the Target that will comprise an estimation of all of the applicable Research Plan Costs that can be reasonably estimated.  This Research Plan Budget will be reviewed and updated semi-annually.

4.3.2If any Research Plan Costs exceed the Research Plan Budget by greater than [**], these expenses will be covered by Arrowhead unless the JSC agrees to the overage.

4.4Phase I Ready Package

4.4.1Delivery of Phase I Ready Package.  On a Program-by-Program basis, upon completion of Phase I Ready Data for a Licensed Construct or a Licensed Product, Arrowhead will provide Janssen with a Phase I Ready Package.  Upon receipt of the Phase I Ready Package, Janssen shall have the longer of [**] to conduct further diligence relating to such Licensed Construct or Licensed Product.  Arrowhead will promptly respond to any diligence requests by Janssen and provide any materials and data required by Janssen to conduct its diligence.

4.4.2Expiration of Research Period with No Phase I Ready Package. On a Program-by Program basis, in the event that a Phase I Ready Package has not been provided to Janssen [**] prior to the end of the Research Period, then upon Janssen’s request Arrowhead shall provide a summary of key data relating to significant Licensed Constructs and Licensed Products for the applicable Program, including the chemical structures and sequences.  Janssen shall have a one time right, in its sole discretion to extend the initial Research Period for [**].  By mutual agreement, the Parties may extend the initial Research Period further than [**].

4.5Option

4.5.1Arrowhead grant of Janssen Option Right.  On a Program-by-Program basis, Arrowhead grants to Janssen an option (“Option Right”), in [**], to assume all rights, including licenses, and obligations, including obligations of payment, as set forth under this Agreement as to such Program.  Such Option Right may be exercised by Janssen at any time prior to the longer of [**], by delivering to Arrowhead the Option Notice, provided, that Janssen shall have until the end of the extended Research Period (if extended) to exercise the Option Right if Arrowhead has not delivered a Phase I Ready Package [**] prior to the end of the initial Research Period.

4.5.2Option Notice.  The option notice (“Option Notice”) shall be a written notice stating Janssen’s intent to exercise its Option Right.  For clarity, after receipt of the Option Notice, Arrowhead will invoice Janssen for the Option Exercise Fee of Section 8.3.1 in accordance with Article VIII.

4.5.3Failure to Exercise.  If Janssen fails to provide the Option Notice to Arrowhead within the allowed period, then this Option Right will terminate with respect to the applicable Program, the Target will no longer be a Target under the Agreement, Janssen will

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

have no further rights under this Agreement in the Program, and the Parties will work together to dissolve the Patent Working Group.

4.6Effect of Option Exercise.

4.6.1Upon delivery of the Option Notice to Arrowhead, the Parties will cooperate to ensure orderly transition of the Program to Janssen to provide uninterrupted development of the applicable Licensed Construct or Licensed Product.  Arrowhead will make available to Janssen, at Janssen’s reasonable request, any material information related to the Program.     Notwithstanding any term of this Agreement to the contrary, Arrowhead shall not be obligated to disclose to Janssen its trade secrets. including information from which such trade secrets are likely to be elucidated, related solely to trigger selection or construct design.

ARTICLE V: DEVELOPMENT

5.1Development Plan.  Within [**] after payment of the Option Exercise Fee for a Program, Janssen shall submit to Arrowhead an initial annual Development Plan for Licensed Products and shall update such Development Plan at least once each year for such Program.

5.2Diligence. On a Program-by-Program basis, Janssen shall have sole responsibility for the Development and registration (including clinical activities and submissions to Regulatory Authorities), of Licensed Constructs and Licensed Products, and for the costs associated therewith.  Janssen shall use Commercially Reasonable Efforts to conduct pre-clinical and clinical development and registration necessary for approval of a first Licensed Product for a first indication in the US and the European Union.

5.3Regulatory Activities.  Janssen will be responsible for the submission of Regulatory Filings and hold the INDs relating to the Licensed Constructs and Licensed Products in the Territory.  Janssen will be responsible for maintaining all Regulatory Filings including all INDs, for each Licensed Construct and/or Licensed Product in the Territory.

5.4Assistance of Arrowhead.  Arrowhead agrees to provide Janssen with all reasonable assistance and take all actions reasonably requested by Janssen that are necessary or desirable to enable Janssen to comply with any Law applicable to Licensed Construct or Licensed Products, including meeting, reporting and other obligations to file and maintain the INDs for Licensed Constructs or Licensed Products.

5.5Use of Third Parties.  Janssen may retain Third Parties to perform Development, subject to the terms provided in this Section.  Janssen will remain liable for the performance of its obligations hereunder which it delegates to such Third Parties.  [**].

5.6Auditing.

5.6.1Compliance Inspections.  With respect to any facility or site at which Arrowhead, any of its Affiliates or its Third Party (sub)contractors conducts any Manufacturing, clinical or regulated (e.g., under GLP, GCP, or GMP) Development activities, including

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

Manufacturing clinical supply for use in humans, pursuant to this Agreement, Janssen shall have the right, as permitted by and subject to the terms and conditions of any possible applicable agreement with a Third Party (sub)contractor or as otherwise expressly permitted by the applicable Third Party (sub)contractor, at its expense, upon reasonable written notice to Arrowhead (and if applicable, such Affiliate or Third Party (sub)contractor), and during normal business hours, to inspect such facility or site and any records relating thereto, once per year or more often with cause, to verify Arrowhead’s compliance with the terms of this Agreement and with all Applicable Laws, including GLP, GCP, and GMP, and current standards for pharmacovigilance practice.  Such inspection shall be subject to the confidentiality provisions set forth in Article XI.  In the event that such inspection would result in the disclosure of confidential information which is not protected by the confidentiality provisions set forth in Article XI, an appropriate confidentiality agreement shall be entered into. After any such inspection, Janssen shall provide written observations to Arrowhead. In the event that non-compliance with the terms of this Agreement or with Applicable Laws were observed, Arrowhead shall promptly take or, as the case may be, use Commercially Reasonable Efforts to cause the applicable Third Party to promptly take the necessary actions to remediate such non-compliance and shall keep Janssen informed of such actions through the JSC. Arrowhead agrees to use Commercially Reasonable Efforts to include in any contract or other written arrangement with Third Party (sub)contractors Arrowhead determines are reasonably likely to conduct Manufacturing or Development activities related to this Agreement, a clause permitting Janssen to exercise its rights under this Section 5.6.1.

5.6.2Regulatory Audits.  Arrowhead shall cooperate in good faith in the event any Regulatory Authority inspects any site where clinical studies or Manufacturing of clinical supplies of Licensed Products are conducted by or on behalf of Arrowhead pursuant to this Agreement, whether such Audited Site is Arrowhead’s or its Affiliate's or contractor’s or subcontractor's hereunder, as permitted by and subject to the terms and conditions of any applicable agreement with a Third Party or as otherwise expressly permitted by the applicable Third Party.  Arrowhead shall notify Janssen within [**] after receiving notification of any Regulatory Authority inspection, which relates to or reasonably could relate to the Licensed Product or clinical studies for the Licensed Product, at any site where clinical studies or Manufacturing of clinical supplies of Licensed Products are conducted. Taking into account the timing and notice provided by the applicable Regulatory Authority, and the terms of any applicable agreements with Third Parties and Applicable Law, Janssen shall be given a reasonable opportunity to assist in the preparation of the Audited Site for inspection, where appropriate, and to attend any inspection by any Regulatory Authority of the Audited Site, and the summary, or wrap-up, meeting with a Regulatory Authority at the conclusion of such inspection.  If such attendance would result in the disclosure of Arrowhead’s, its Affiliate’s or a Third Party’s confidential information unrelated to the subject matter of this Agreement, an appropriate confidentiality agreement covering such unrelated subject matter shall be entered into.  In the event that any Audited Site is found to be non-compliant with one or more Applicable Laws, Good Laboratory Practice, Good Clinical Practice, Good Manufacturing Practice, or current standards for pharmacovigilance practice, Arrowhead shall, promptly and in any event within [**] after receiving notification of such non-compliance, submit to Janssen a CAPA plan and shall use Commercially Reasonable Efforts to cause such non-compliant Audited Site to implement such CAPA plan promptly after submission.  Arrowhead agrees to use Commercially Reasonable Efforts to include in any agreement or other written arrangement entered into after the Effective

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

Date with Third Party contractors or subcontractors (as the case may be) Arrowhead determines are reasonably likely to be applicable to this Agreement, a clause permitting Janssen to exercise its rights under this Section 5.6.2.

5.7Rights of Reference and Access to Data.  Arrowhead hereby grants to Janssen, and Janssen shall have (directly and through its Affiliates), a Right of Reference with respect to INDs, drug master files, if any, and any other Regulatory Filings (whether made before or during the Term hereof) Controlled by Arrowhead related to any Licensed Products, for use by Janssen in Exploitation of its Development and Commercialization rights pursuant to this Agreement. Accordingly, Regulatory Authorities considering any Regulatory Filing relating to a Licensed Product being Developed hereunder shall be permitted to rely on and otherwise use the applicable information in such INDs or other Regulatory Filings. Arrowhead or its Affiliate shall provide a signed statement to this effect, if requested by Janssen, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any other country or region of the world, or otherwise provide appropriate notification of such right of Janssen to the applicable Regulatory Authority.    Janssen shall also have a right to review, access and request copies of such Regulatory Filings and any Know-How (including data) therein and use such Know-How in connection with the performance of Janssen’s obligations and exercise of its rights under this Agreement, including inclusion of such Know-How in its own Regulatory Filings for Licensed Products.

5.8Suspension of Clinical Study for Safety Reason.  Notwithstanding anything to the contrary herein, if an independent safety board determines that any clinical study of a Licensed Product under the Development Plan would pose an unacceptable safety risk for any subjects or patients participating in such study, neither Party shall be obligated to continue such clinical study.  Either Party may delay or suspend any Development activities with respect to an ongoing clinical study of a Licensed Product if such Party reasonably believes that such clinical study would pose an unacceptable safety risk.

5.9Records.

5.9.1Maintenance of Research Records.  Each of the Parties shall maintain, or cause to be maintained, records of its respective Collaboration Activities in material compliance with Applicable Law (including the requirements of GCP, GLP and GMP, in each case to the extent applicable), and the requirements of its corporate records retention policies consistent therewith.  Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Collaboration Activities in a manner appropriate for any regulatory purpose and, when applicable and permitted under this Agreement, for use in connection with the Prosecution of Patent Rights.  Such records shall be retained for the longer of either: (a) such period as is required by such retaining Party’s corporate record retention policies; (b) such period as may be required by Applicable Law; or (c) the Term of this Agreement, unless a Party first offers to deliver such records to the other Party for its keeping, and delivers to such Party any records it may reasonably request, before destroying or disposing of such records.

5.9.2Access to Records.  Each Party shall have the right, at mutually agreed times during normal business hours on Business Days and upon reasonable notice, to obtain from the other Party access to and copies (at its own cost) of the records maintained by the other Party pursuant to Section 5.9.1 solely to the extent relating to any Licensed Product or any Development,

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

Manufacturing, or Commercialization activities hereunder or any intellectual property or associated rights licensed or obtained hereunder, to the extent useful or required to (a) enable the requesting Party to conduct reasonable diligence on matters potentially giving rise to liability on the part of the requesting Party according to Applicable Law or the requirements of this Agreement, or to conduct a defense of itself with respect to any such liability, if and to the extent that a fact, circumstance or event has arisen that gives the requesting Party a reasonable basis to believe that it has or may incur such liability; (b) to meet its obligations to Regulatory Authorities or to comply with Applicable Laws with respect to a Licensed Product; (c) to Prosecute or enforce any Patent Rights hereunder; or (d) to otherwise Exploit any rights hereunder.

5.10Conditional Subcontracting.  A Party may subcontract any of its research and Development activities hereunder to any Third Party, provided that such Party executes a written agreement with such Third Party subcontractor that contains, in all material respects, the applicable obligations and covenants hereunder.  A Party engaging any subcontractor shall be responsible for the performance of the subcontractor, and hereby warrants its compliance with the material terms hereof.

ARTICLE VI:  COMMERCIALIZATION

6.1Diligence; Reports.  Janssen shall have the sole responsibility for the Commercialization of Licensed Products, and for the costs associated with the Commercialization of the License Products.  Janssen shall use Commercially Reasonable Efforts to Commercialize the first approved Licensed Product in the US and the G5 for the first approved indication. With respect to any Licensed Products for which marketing approval is granted, Janssen shall, to the extent permitted by Applicable Law, provide to Arrowhead a report on an annual basis summarizing, on a high level, its marketing plans for the Licensed Products in countries where approved, including medical affairs and marketing activities.

6.2Trademarks and International Nonproprietary Names.  Janssen (directly or through its Affiliates and sublicensees) shall select its own trademarks under which it will Commercialize Licensed Products hereunder and will own the Trademark Rights associated therewith. Janssen (directly or through its Affiliates and sublicensees) shall be solely responsible for the application for an international nonproprietary name in relation to any Licensed Product and for the resulting communication with the World Health Organization.

6.3Conditional Subcontracting. Janssen may subcontract any of its Commercialization activities hereunder to any Third Party, provided that Janssen executes a written agreement with such Third-Party subcontractor that contains, in all material respects, the applicable obligations and covenants hereunder. Janssen shall be responsible for the performance of the subcontractor, and hereby warrants its compliance with the material terms hereof.

ARTICLE VII:  RESEARCH PROGRAM REIMBURSEMENT

7.1 Research Costs.  On a Program-by-Program basis, [**] in the performance of the Research Plan.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

(a)After the end of each quarter during the Research Period and no later than [**] of the following quarter, Arrowhead shall provide Janssen with a written report for the just-completed quarter (the “Quarterly Program Report”), which shall include:  the start and end dates of the reporting period; identification of the FTEs who performed any work on behalf of Arrowhead (directly or through any subcontractors) in the Program for the just-completed quarter, the total number of hours expended by such FTEs toward Program activities under the Research Plan for the just-completed quarter, and identification of the laboratory notebook records documenting the work performed by such FTEs for the just-completed quarter; Out-of-Pocket Costs for the just-completed-quarter; and a description of the research and Development performed and results obtained.

(b)Payment by Janssen shall be due upon Janssen’s receipt of a Quarterly Program Report for the just-completed quarter and payable within [**] of Janssen’s receipt of an Invoice.

ARTICLE VIII:  FINANCIAL PROVISIONS

8.1US Dollars.  For clarity, all references to “dollars”, “$” or “USD” mean United States dollars.

8.2Upfront Fee. [**]

8.3Janssen Option Payment on exercise of Option Right.

8.3.1Option Payment.  For and in consideration of the rights granted by Arrowhead to Janssen, Janssen shall make a payment of the following fee (“Option Exercise Fee”) after Janssen provides the Option Notice to Arrowhead:

U.S. Dollars
[**]	$[**]
[**]	$[**]

8.3.2One Option Exercise Fee.  Only one Option Exercise Fee per Program shall be due and payable upon Janssen providing the Option Notice regardless of the number of Constructs and Products Developed under the Program.

8.4Milestone Payments.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

8.4.1One-Time-Only Development and Approval Milestone Payments.  After exercise of the Option Right, in consideration for the exclusive license and other rights granted by Arrowhead to Janssen pursuant to this Agreement, on a Program-by-Program basis, the below Licensed Product milestone amounts shall be payable by Janssen to Arrowhead one time only, in total, upon the first achievement of the corresponding milestone event for all Licensed Products.

Milestone Event	Licensed Product Milestone Amount (USD)
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]

8.4.2One-Time-Only Sales Milestones.  On a Program-by-Program basis, solely upon the first occurrence (if any) of aggregate annual (total in a single Janssen Calendar Year) reported Net Sales of any Licensed Product sold worldwide by or on behalf of Janssen (directly and through its Affiliates and Third Party sublicensees) hereunder in any Janssen Calendar Year during the Term first attaining the sales threshold as specified in a below sales milestone event, Janssen shall pay the corresponding Licensed Product milestone amount to Arrowhead within [**] following the end of the Janssen Calendar Quarter in which such sales milestone event was attained. In the event multiple sales milestone events are first achieved in a single Janssen Calendar Quarter, the amounts specified below for each such sales milestone event shall be payable at the same time.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

Licensed Product Sales Milestone Event	Licensed Product Milestone Amount (USD)
Net Sales greater than $[**]	$[**]
Net Sales greater than $[**]	$[**]
Net Sales greater than $[**]	$[**]
Net Sales greater than $[**]	$[**]

8.4.3Each Milestone Amount Paid Once.  On a Program-by-Program basis, in the event a milestone set forth in this Section 8.4 is achieved, Janssen shall pay to Arrowhead the milestone amount corresponding to each such milestone only once regardless of whether other Licensed Products achieve such milestone.

8.4.4Notice and Invoice for Milestone Events.  Janssen shall inform Arrowhead in writing [**] after the achievement of any milestone hereunder, and, upon such notice, Arrowhead may submit to Janssen an invoice for the applicable milestone amount due.

8.5Royalty Payments.

8.5.1Royalty Term.  The royalties for Licensed Products set forth in this Section 8.5 shall, unless the Agreement has been terminated earlier, be paid on a Licensed-Product-by-Licensed-Product basis and country-by-country basis for the Royalty Term for that Licensed Product in that country-of-sale. Upon expiration of the Royalty Term in respect of a Licensed Product in a particular country-of-sale of the Territory, Janssen shall have a fully paid up non-revocable non-exclusive license in such country to Commercialize such Licensed Product.

8.5.2Licensed Product Royalty Rate.  Subject to Section 8.5.3 and subject to any adjustments expressly permitted under Section 8.5.5 below, Janssen shall pay to Arrowhead royalties at the following incremental royalty rates on the incremental tiers of aggregate reported Net Sales of Licensed Products in the Territory, excluding aggregate reported Net Sales of Licensed Products in the Access Territory if any reductions for the Access Territory have then been agreed to, during a particular Janssen Calendar Year during the Royalty Term as set forth in the table below.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

Net Sales	Licensed Product Royalty Rate (percentage)
Net Sales up to and including $[**]	[**]%
Net Sales greater than $[**] up to and including $[**]	[**]%
Net Sales greater than $[**] up to and including $[**]	[**]%
Net Sales greater than $[**] up to and including $[**]	[**]%
Net Sales greater than $[**]	[**]%

8.5.3Royalty Rate in Access Territory. In the event that Janssen intends to Commercialize a Licensed Product in one or more countries in the Access Territory, the Parties shall timely enter into good faith negotiations to determine any equitable reduction in the royalty rate applicable to the aggregate reported Net Sales of such Licensed Product in such country or countries. Accordingly, and subject to any adjustments expressly permitted under Section 8.5.5, Janssen shall have the right to use the agreed upon royalty rate for the applicable aggregate reported Net Sales of Licensed Products in the Access Territory on a country-by-country basis.

8.5.4Royalties Due Only Once. The obligation to pay royalties under this Agreement is imposed only once with respect to the same unit of a Licensed Product.

8.5.5Adjustments to Royalties.

(a)Compulsory License.  If at any time in any country a Third Party shall, under a Government Order by a competent Governmental Authority granting or compelling the granting of a license under a Valid Claim of any Arrowhead Patent Rights Covering any Licensed Product sold by or on behalf of Janssen in such country, offer for sale or sell any product in competition with the Licensed Product marketed by or on behalf of Janssen with respect to which royalties become payable by Janssen pursuant to Sections 8.5.2 to 8.5.3, the Parties will confer and in good faith negotiate an equitable reduction in the royalty rate for calculating royalties payable to Arrowhead based on Janssen’s and its Affiliates’ and Third Party sublicensees’ Net Sales of Licensed Product in such country under Sections 8.5.2 to 8.5.3 taking into account the royalty rate payable by the Third Party to Arrowhead under the compulsory license granting the Third Party the right to market the competing product.

(b)Generic Competition. In the event that, in a country, a Generic Version of the Licensed Product has been approved for commercialization in such country, Janssen may reduce the royalty rate for calculating royalties payable to Arrowhead based on Janssen’s and

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

its Affiliates’ and Third Party sublicensees’ Net Sales of such Licensed Product in such country under Sections 8.5.2 to 8.5.3 by [**].

(c)Combination Products. In the event that a Licensed Product is a Combination Product, Net Sales for the purposes of determining royalties to be paid for the Net Sales of such Combination Products pursuant to Sections 8.5.2 to 8.5.3 shall be calculated by multiplying the actual Net Sales of such Combination Product by the fraction [**]; and (b) for which no payment is owed to a Third Party.

(d)Off-Set for Third-Party Patents.  In the event that, at Janssen’s discretion, a license under a Third Party’s Patent Rights or an agreement is required to resolve or prevent possible allegations that the Development or Commercialization of a Licensed Product infringes such Patent Rights, Janssen shall have the right to deduct from the royalties payable to Arrowhead under this Agreement for the Licensed Product concerned [**] of any royalties, milestone payments, license fees or other payments payable by Janssen for such license or such agreement to such Third Party. In no event shall the royalty adjustment under this Section 8.5.5(d) reduce the applicable royalty rates by more than [**] as compared to the rates set forth in or determined in accordance with Sections 8.5.2 to 8.5.3.

8.6Third Party Obligations.

8.6.1Subcontractors.  A Party or its designated Affiliate, in entering into any subcontract with a Third Party for the performance of any subcontracted Collaboration Activities hereunder (including in any jurisdiction in which employees or agents of such Third Party have rights to compensation, remuneration or payments for their inventions under Applicable Laws), shall use Commercially Reasonable Efforts to obligate the Third Party subcontractor in a written subcontract agreement to be solely responsible for any compensation, remuneration or payments due to any of the Third Party’s employees or agents on account of their performance of any such activities under the subcontract agreement, including any payment obligations that may arise by operation of Applicable Law in a particular country on account of either Party’s exercise of any rights hereunder with respect to any Licensed Products that were invented, in whole or in part, by any such Third Party employees or agents in the performance of such activities.  If a Party fails to include such an obligation in any of its subcontract agreements with any Third Parties, such Party shall be bear any expense incurred in connection with any such payment obligations that may so arise.

8.6.2Payments due under Pre-Existing Third-Party Agreements.  [**].

ARTICLE IX:  GENERAL PAYMENT TERMS

9.1Invoices.  Any payment for an amount due to Arrowhead under this Agreement shall be payable, except as otherwise expressly provided herein, within [**] after Janssen’s receipt of an invoice from Arrowhead for such amount due. Each invoice shall specifically refer to (a) this Agreement, (b) Janssen’s purchase order number if Janssen has provided a purchase order number to Arrowhead in advance of the invoice, and (c) Janssen’s tax ID.  Invoices shall be dated and

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

printed on official Arrowhead letterhead. No invoice from Arrowhead shall be required for payment of royalties under Section 8.5 or sales milestones under Sections 8.3.2.

9.2Royalty Reporting and Payments. Royalty payments due shall be payable in United States dollars [**] after the end of each Janssen Calendar Quarter during the Term.  Each payment of royalties due under this Agreement will be accompanied with a royalty report setting forth, on a Licensed Product-by-Licensed Product and country-by-country basis: (a) the amount of Net Sales of Licensed Product by Janssen, its Affiliates and sublicensees; (b) the conversion of such Net Sales from the currency of sale into US dollars in accordance with Section 9.4, as applicable; and (c) a calculation of the aggregate amount of royalties owed based on such Net Sales, including the application of the reductions or credits, if any, made in accordance with the terms of Section 8.5.5.

9.3Remittance.  All payments due to Arrowhead hereunder shall be made in immediately available funds by electronic transfer, by Janssen (or an Affiliate on its behalf) to the bank account identified below or such other bank account as Arrowhead may designate in writing to Janssen.  Any payments due and payable under this Agreement on a date that is not a Business Day may be made on the next Business Day.  If, at any time, legal restrictions prevent the prompt remittance of part of or all of the royalties due hereunder with respect to any country where Licensed Products are sold, Janssen shall have the right and option to make such payments by depositing the amount thereof in local currency to Arrowhead’s accounts in a bank or depository in such country as directed by Arrowhead or by using such lawful means or methods for remitting payment as Janssen may reasonably determine.

[**]

9.4Currency.  All payments under this Agreement shall be payable in United States dollars.  With respect to sales of a Licensed Product invoiced in a currency other than US dollars, such amounts and the amounts payable hereunder shall be expressed in their United States dollars equivalent calculated using the method described in the remainder of this Section 9.4.  For each Janssen Calendar Year during which royalties become due hereunder, Janssen shall provide: (a) the Currency Hedge Rate to be used for the local currency of each country of the Territory and (b) the detail of each such Currency Hedge Rate in writing to Arrowhead not later than ten (10) Business Days after the Currency Hedge Rates (for countries other than the U.S. where any royalty-bearing sales of Licensed Products hereunder occur) are available from Janssen or its applicable Affiliates, which is customarily at the beginning of December. Each Currency Hedge Rate for a given country will remain constant throughout the entire Janssen Calendar Year.  Janssen shall use the Currency Hedge Rates to convert Net Sales to United States dollars for the purpose of calculating royalties.

9.5Taxes.

9.5.1Each Party shall be solely responsible for the payment of all Taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

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EXECUTION VERSION

9.5.2Each Party shall make all payments due to the other Party under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment.  The Parties agree to use Commercially Reasonable Efforts to minimize any withholding or similar Tax imposed upon payments payable under this Agreement and to consult in good faith before taking any action that is reasonably expected to result in the application of a withholding or similar Tax imposed upon payments payable under this Agreement.

9.5.3Any Tax required to be withheld on amounts payable by the payor Party under this Agreement will be paid by the payor on behalf of the payee Party to the appropriate Governmental Authority, and the payor will furnish the payee with proof of payment of such Tax. Any such Tax required to be withheld will be an expense of and borne by the payee.  If any such Tax is assessed against and paid by the payor, then the payee shall indemnify and hold harmless the payor from such Tax.

9.5.4The Parties will cooperate with respect to all documentation required by any taxing Governmental Authority or reasonably requested by either Party to secure a reduction in the rate of applicable withholding Taxes.  Within five (5) Business Days following the Execution Date of this Agreement, Arrowhead will deliver to Janssen an accurate and complete Internal Revenue Service Form W-9 and such form shall be updated and renewed as required by Applicable Law.

9.6Records and Audit Rights.

9.6.1Maintenance of Records.  Arrowhead shall keep (and shall cause its Affiliates and applicable Third Party (sub)contractors to keep) complete, true and accurate books and records in accordance with Accounting Standards in sufficient detail for Janssen to determine the payments due and costs incurred under this Agreement. Janssen shall keep (and shall cause its Affiliates and applicable Third Party subcontractors and sublicensees to keep) complete, true and accurate books and records in accordance with Accounting Standards in sufficient detail to permit Arrowhead to confirm the accuracy of Janssen’s financial records related to the royalty calculations and calculations of Net Sales hereunder. Each Party will keep such books and records in accordance with Applicable Law and for at least [**] following the date of the payment to which they pertain. In the event that Janssen is requested to reimburse Out-of-Pocket Costs or other costs to Arrowhead, Arrowhead shall provide Janssen with proof of such costs upon Janssen’s request.

9.6.2Audit Right.  Upon the written request of a Party (as applicable, the “Auditing Party”), not more than once every [**], the other Party (the “Audited Party”) shall permit an independent certified public accounting firm of internationally recognized standing selected by the Auditing Party and reasonably acceptable to the Audited Party to have confidential access during normal business hours to such of the records of the Audited Party and its applicable Affiliates or Third Party sublicensees or subcontractors as may be reasonably necessary for the sole purpose of verifying the accuracy of any payments made under this Agreement for any period ending not more than [**] prior to the date of such request. For clarity, in the event that Janssen is the Audited Party, access shall be limited to records reasonably necessary for the sole purpose of verifying the royalty and Net Sales calculations hereunder. An audit of the records relating to a

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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particular calendar year may be conducted not more than once. The accounting firm shall provide the Audited Party a copy of its report prior to sharing it with the Auditing Party in order to allow the Audited Party to provide the accounting firm with justifying remarks for inclusion, at the accounting firm’s sole discretion, in the report prior to sharing the report with the Auditing Party. The accounting firm shall provide each Party, at the same time, a correct and complete copy of the final report summarizing the final results of such audit, which shall be treated as the Audited Party’s Confidential Information. The Auditing Party shall obligate its accounting firm to keep the Audited Party’s information confidential and shall, at the request of the Audited Party, cause the Auditing Party’s accounting firm to execute a reasonable confidentiality agreement prior to commencing any such audit.

9.6.3Audit Fees.  The fees charged by an accounting firm engaged by a Party in accordance with Section 9.6.2 shall be paid by the Auditing Party, provided, however, that if the audit uncovers an underpayment or overpayment in favor of the Audited Party exceeding [**] of the total amount due in accordance with this Agreement for the audited period, then the fees of such accounting firm shall be paid by the Audited Party.  Any underpayments or overpayments discovered by such audit or otherwise will be paid or refunded promptly by the applicable Party within [**] of the date the Auditing Party delivers to the Audited Party such accounting firm’s written report, or as otherwise agreed upon by the Parties, plus interest calculated in accordance with Section 9.8.

9.7Party Making Payment.  Arrowhead acknowledges and agrees that, as may be delegated by Janssen from time to time, an Affiliate of Janssen acting as a paying agent for Janssen may make certain payments due to Arrowhead under this Agreement on behalf of Janssen, provided that Janssen shall remain primarily responsible for any such payments due to Arrowhead under this Agreement.

9.8Interest on Late Payments.  Interest may be assessed by a payee Party on any amounts payable to it under this Agreement which are not paid by the payor Party on or before the due date for payment hereunder.  Such interest shall accrue and be calculated on a daily basis at the rate of [**] per annum above the then-current prime rate quoted by Citibank in New York City (but in no event in excess of the maximum rate permissible under Applicable Laws), for the period from the due date for payment until the date of actual payment.  The payment of such interest shall not limit the payee Party from exercising any other rights it may have as a consequence of the lateness of any payment from the payor Party.

ARTICLE X: INTELLECTUAL PROPERTY MATTERS

10.1Reporting of Invention. Arrowhead shall promptly report to the JSC, as well as Janssen’s Patent Representative, any material invention made by any of its employees or agents or its Affiliates’ or Third-Party subcontractors' employees or agents that Covers the composition of matter of a Licensed Product or any component thereof (“Arrowhead Invention”). Concurrently, Arrowhead will disclose to Janssen’s Patent Representative necessary chemistry and sequence information, which unless and until such information is disclosed to Janssen in a Phase 1 Ready Package will not be disclosed further within Janssen or used for any purpose other than fulfilling Janssen’s rights and obligations in Section 10.3. For clarity, if Janssen is permitted or required to

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

publicly disclose such chemistry and sequence information while fulfilling its rights and obligations under Section 10.3 it may do so and upon such publication may disclose such chemistry and sequence information within Janssen.

10.2Ownership of Inventions.

10.2.1Inventions.  Ownership of any invention arising from any activities hereunder (each an “Invention”) and any patent rights therein shall follow inventorship as determined pursuant to principles of United States patent law. Accordingly, (a) all Inventions invented solely by one or more employees or agents of a Party (or its Affiliates or Third Party subcontractors or sublicensees) shall be owned solely by such Party, and (b) all Inventions invented jointly by one or more employees or agents of one Party (or its Affiliates or Third Party subcontractors or sublicensees) and by one or more employees or agents of the other Party (or its Affiliates or Third Party subcontractors or sublicensees) shall be owned jointly by the Parties.

10.2.2Assignment of Arrowhead Platform Technology Invention.  In the event an Invention solely made in the course of developing a Licensed Product by one or more employees or agents of Janssen (or its Affiliates or Third-Party subcontractors or sublicensees) is (a) an improvement to Arrowhead Platform Technology, and (b) derived from the use of Arrowhead Know-How, Janssen hereby assigns to Arrowhead all right, title and interest in that Invention.

10.2.3Inventor Compensation. Each Party (directly or through its applicable Affiliate or Third Party subcontractor or sublicensees) shall be solely responsible for any compensation due to it and its Affiliates’ and Third Party subcontractors' or sublicensees’ employees and agents in connection with the assignment of their respective rights to any Inventions and associated Patent Rights pursuant to this Agreement or the Exploitation of any Party or its Affiliates or Third Party sublicensees hereunder of any such Inventions or associated Patent Rights, including any required by operation of Applicable Law on account of any Commercialization of any such Arrowhead Inventions by or on behalf of Janssen hereunder.

10.3Prosecution of Patent Rights.

10.3.1Communications.  Each Party shall use reasonable efforts to handle all communications between the Parties under this Section 10.3 through their Prosecution Contacts and keep such communications in strict confidence to protect their attorney-client privileged status.

10.3.2Reporting of Filings.  A Party planning on filing any priority-establishing or original (in each case, with respect to any claims or new matter described in the patent specification) patent application within the Arrowhead Patent Rights hereunder shall use reasonable efforts to provide to the other Party, with reasonable advance time such as at least thirty (30) days prior to proposed Prosecution filing in a Patent Office (such as a draft application or response to an official action), and provide the other Party an opportunity to comment thereon through its Prosecution Contact.  Each Party shall provide to the other, promptly after filing, a copy of each priority-establishing or original (whether provisional or nonprovisional) patent application within the Arrowhead Patent Rights as filed in the Patent Office and each other substantive Prosecution filing (including any other patent application filed within the Arrowhead Patent Rights).

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10.3.3Prosecution Responsibility and Coordination.

(a)Arrowhead Patent Rights Covering Licensed Product.  With respect to the Arrowhead Patent Rights Covering (a) features of a Licensed Product in Development or Commercialization but excluding Arrowhead Patent Rights Covering Arrowhead Platform Technology, or (b) Arrowhead Platform Technology as applied specifically to a Licensed Product in Development or Commercialization (“Specific Arrowhead Patent Rights”), Janssen shall be primarily responsible for Prosecuting Specific Arrowhead Patent Rights, provided that for so long as the Agreement remains in effect, Janssen shall follow any reasonable directions by Arrowhead as provided by its designated Prosecution Contact in Prosecuting such Specific Arrowhead Patent Rights, including with respect to the filing of any continuation, divisional, or other continuing applications. The Specific Arrowhead Patent Rights as of the Execution Date are identified in Exhibits B-1, B-3 and B-5 hereto.  During the Term, Arrowhead shall provide Janssen prompt written notice of any changes to the Specific Arrowhead Patent Rights.

(b)Arrowhead Patent Rights Covering Arrowhead Platform Technology. With respect to Arrowhead Patent Rights Covering Arrowhead Platform Technology that is incorporated in a Licensed Product but is not applied specifically to a Licensed Product in Development or Commercialization (“General Arrowhead Patent Rights”), Arrowhead shall be primarily responsible, which may include the use of outside patent counsel mutually acceptable to the Parties and engaged by Arrowhead, to Prosecute (or, if a Third Party has the right to control Prosecution of any General Arrowhead Patent Right under any Pre-Existing Third Party Agreements, to be represented by such Third Party in the Prosecution of) the General Arrowhead Patent Rights, provided that for so long as the Agreement remains in effect, Arrowhead shall, and shall cause the applicable Third Party, if any, and subject to any restrictions or obligations in any Pre-Existing Third Party Agreements, to, follow any reasonable directions by Janssen as provided by its designated Prosecution Contact in Prosecuting such General Arrowhead Patent Rights, including with respect to the filing of any continuation, divisional, or other continuing applications.  Notwithstanding the foregoing, Arrowhead shall, upon reasonable request by, and in consultation with, Janssen, use Commercially Reasonable Efforts to file patent applications directed to Licensed Products with the objective of optimizing overall patent protection for Licensed Products. For clarity, the General Arrowhead Patent Rights as of the Effective Date are identified in Exhibits B-2, B-4 and B-5 hereto. During the Term, Arrowhead shall provide Janssen prompt written notice of any changes to the General Arrowhead Patent Rights.

(c)Joint Patent Rights.  For any Joint Patent Rights, both Parties shall share primary responsibility, through outside patent counsel mutually selected and engaged by the Parties for Prosecuting such Joint Patent Rights.

(d)Coordination with JSC and Patent Working Group.  In Prosecuting Arrowhead Patent Rights, each Party shall:  (a) subject to any restrictions or obligations in any Pre-Existing Third Party Agreements, follow the reasonable direction of the JSC (under advice of the Patent Working Group) as to selection of country Patent Offices in the Territory for filing or validating applications to form a family of related Arrowhead Patent Rights; and (b) in the case of Joint Patent Rights, escalate any Prosecution decision on which the Parties cannot agree to the JSC for its decision, under advice of the Patent Working Group in consultation

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EXECUTION VERSION

with the Prosecution Contacts, as to how to direct outside counsel with respect to such Prosecution matter involving the Joint Patent Rights.

(e)Prosecution Cooperation. Each Party shall provide all reasonable assistance requested by the other Party for Prosecuting any Arrowhead Patent Rights consistent with the terms hereof, including with respect to the timely completion of Prosecution papers to be filed in any Patent Office (including draft responses to office actions), compliance with Applicable Laws, and recording of assignments to reflect ownership consistent with the terms hereof.  A Party Prosecuting any Patent Rights hereunder shall use reasonable efforts to provide the other Party with copies of all material Prosecution papers as filed in or received from any Patent Offices.  The Party Prosecuting any Patent Rights hereunder shall, on an annual basis during the Term, provide the other Party with a report identifying the status of any Arrowhead Patent Rights for which it is primarily responsible for Prosecution, provided, however, that for Joint Patent Rights, the Parties shall cooperate to jointly prepare such status report.

(f)Prosecution Costs for Arrowhead Patent Rights.  Each Party responsible to Prosecute Arrowhead Patent Rights shall be solely responsible for all Patent Costs incurred in Prosecuting such Arrowhead Patent Rights (including those payable to any Third Parties under the Pre-Existing Licenses from Third Parties).  Each Party shall bear fifty percent (50%) of the Patent Costs incurred in Prosecuting any Joint Patent Rights.  Notwithstanding the foregoing, if either Party intends to permit any particular Arrowhead Patent Right that is pending in any Patent Office to lapse or become abandoned (including by failure to validate an allowed multi-jurisdictional patent application, such as may be pending in the European Patent Office, in any possible country), such Party shall notify the other Party of such intention at least sixty (60) days in advance, or within such other practicable time before the date upon which such Patent Right will lapse or become abandoned, and to the extent not prohibited in any Pre-Existing Third Party Agreements, such other Party shall thereupon have the right, but not the obligation, to assume responsibility for the further Prosecution of such Patent Right (and any continuing application based thereon) and all Patent Costs associated therewith, and in such event: (a) the transferring Party shall reasonably cooperate to promptly effect transfer of Prosecution of such Patent Right to the other Party and assign all of its interest in such Arrowhead Patent Right to the other Party; and (b) if such Patent Right is transferred to Janssen, such transferred Patent Right shall no longer be deemed to be an Arrowhead Patent Right for the purpose of determining the duration of Royalty Term and any royalty obligation of Janssen hereunder.

10.4Patent Enforcement.

10.4.1Notice.

(a)Each Party shall provide prompt notice to the other Party of any apparent, threatened, or actual infringement by a Third Party of any Arrowhead Patent Rights, or misappropriation of any Arrowhead Know-How, of which the Party becomes aware.  The notifying Party shall promptly furnish the other Party with all known details or evidence of such infringement or misappropriation.

(b)Each Party shall provide prompt notice to the other Party of any Third Party communications pertaining to any Arrowhead Patent Rights that the Party receives

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984, including notices pursuant to §§ 101 and 103 of such act from Persons who have filed an abbreviated NDA (ANDA) or a paper NDA, or pursuant to similar such laws in the Territory.

10.4.2Enforcement Actions.  For as long as Janssen has license rights to Commercialize Licensed Products, Janssen shall have the initial right, at its expense and in its own name (or in the name of Arrowhead as may be required under Applicable Law), for bringing any infringement suit or other enforcement Action on account of any Third Party infringement of any Specific Arrowhead Patent Rights based on any alleged making, using, selling, offering for sale, importing, or other Exploitation of any such Licensed Product in infringement of any such Patent Rights, or misappropriation of any Arrowhead Know-How providing any Regulatory Exclusivity Rights for any such Licensed Product, (each a “Product Infringement”), by counsel of its own choice, and Arrowhead will cooperate with Janssen as Janssen may reasonably request in connection with any such Action, including by becoming a party to such action at Janssen's cost, provided that Janssen shall reimburse Arrowhead for its Out-of-Pocket Costs reasonably incurred in connection with rendering such assistance.  If Janssen declines to initiate such an enforcement Action against any unabated Product Infringement it shall notify Arrowhead, who shall thereafter have the right (but not the obligation) at Arrowhead's expense and in its own name, to initiate such Action by counsel of its choice, and Janssen shall cooperate with Arrowhead as Arrowhead may reasonably request, including by becoming a party to such action at Arrowhead's cost, and Arrowhead shall reimburse Janssen for its Out-of-Pocket Costs reasonably incurred in connection with rendering such assistance. A settlement or consent judgment or other voluntary final disposition of an Action brought by a Party under this Section may be entered into without the consent of the other Party, provided that such settlement, consent judgment, or other disposition does not admit the invalidity or unenforceability of any Patent Rights owned or Controlled by the other Party, and provided further that any rights granted to a Third Party to continue any activity upon which such Action was based in such settlement, consent judgment, or other disposition shall be limited to the Third Party’s product or activity that was the subject of the Action.  Damages recovered and any other amounts awarded in any Actions for Product Infringement under this Section shall be allocated to the Party who brought the Action, after reimbursement of each Party's actual expenses incurred in such Actions as provided hereunder, provided that in the event damage amounts are recovered by Janssen due to the Product Infringement (such as in the form of lost profits or reasonable royalties assessed on account of the Third Party’s sales of infringing product), Janssen shall owe Arrowhead royalties as determined in accordance with Section 8.4 as if such damage amounts were Net Sales, after reimbursement of costs incurred in such Action.

10.4.3Arrowhead shall have the initial right, at its expense and in its own name, for bringing any infringement suit or other enforcement Action on account of any Third Party infringement of any General Arrowhead Patent Rights by counsel of its own choice, and Janssen will cooperate with Arrowhead as Arrowhead may reasonably request in connection with any such Action, including by becoming a party to such action at Arrowhead's cost, provided that Arrowhead shall reimburse Janssen for its Out-of-Pocket Costs reasonably incurred in connection with rendering such assistance.  If Arrowhead declines to initiate such an enforcement Action against any unabated Product Infringement and Janssen has license rights to Commercialize Licensed Products, Arrowhead shall notify Janssen, who shall thereafter have the right (but not the obligation) at Janssen's expense and in its own name, to initiate such Action by counsel of its

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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choice, and Arrowhead shall cooperate with Janssen as Janssen may reasonably request, including by becoming a party to such action at Janssen's cost, and Janssen shall reimburse Arrowhead for its Out-of-Pocket Costs reasonably incurred in connection with rendering such assistance.  A settlement or consent judgment or other voluntary final disposition of an Action brought by a Party under this Section may be entered into without the consent of the other Party, provided that such settlement, consent judgment, or other disposition does not admit the invalidity or unenforceability of any Patent Rights owned or Controlled by the other Party, and provided further that any rights granted to a Third Party to continue any activity upon which such Action was based in such settlement, consent judgment, or other disposition shall be limited to the Third Party’s product or activity that was the subject of the Action.  Damages recovered and any other amounts awarded in any Actions for Product Infringement under this Section shall be allocated to the Party who brought the Action, after reimbursement of each Party's actual expenses incurred in such Actions as provided hereunder, provided that in the event damage amounts are recovered by Arrowhead due to the Product Infringement (such as in the form of lost profits or reasonable royalties assessed on account of the Third Party’s sales of infringing product), Arrowhead shall deduct royalties as determined in accordance with Section 8.5 as if such damage amounts were Net Sales and shall pay Janssen any remaining damage amounts, after reimbursement of costs incurred in such Action.

10.4.4Other Enforcement Actions.  Arrowhead acknowledges that the outcome of any infringement suit or other enforcement Action on account of any Third-Party infringement, other than a Product Infringement, of any Arrowhead Patent Right licensed to Janssen under Section 2.1 may detrimentally impact the scope, validity, or enforceability of such Patent Right with respect to potential Product Infringements. Accordingly, the Parties shall reasonably cooperate with each other with respect to any infringement suit or other enforcement Action on account of any Third-Party infringement of any Arrowhead Patent Right other than the Product Infringements.  For clarity, Arrowhead will not be required to enforce any Arrowhead Patent Right against any Third Party infringement other than a Product Infringement, provided that if Arrowhead declines to initiate an enforcement Action reasonably requested by Janssen to abate any Third Party’s infringing activities (other than Product Infringement) within the scope of Janssen’s exclusive rights under any Arrowhead Patent Rights granted hereunder, then (to the extent permitted by any Pre-Existing Third Party Agreements concerning such Arrowhead Patent Rights, if applicable) upon Janssen’s request Arrowhead shall reasonably cooperate with Janssen so that Janssen may initiate at its own expense such an enforcement Action in the same manner described under Section 10.4.2 above (with respect to Product Infringements).

10.5Maintenance of Freedom to Operate.  The Parties shall use Commercially Reasonable Efforts to avoid infringing any Third Party’s Patent Rights in conducting any research and Development activities under the Research Plan and Development Plan.  Each Party shall promptly notify the JSC, through the Patent Representatives, in the event such Party becomes aware of any Third Party’s Patent Rights that may pertain to any research or Development activities of the Parties.

10.6Patent Term Extensions.  As long as Janssen retains Commercialization rights for any Licensed Product, upon Janssen’s written request (which shall be by a notice identifying the date of the applicable Regulatory Approval of a Licensed Product and the deadline for filing a Patent Term Extension), the Prosecuting Party shall use reasonable efforts, in each country or

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

jurisdiction where Regulatory Approval for any such Licensed Product has been obtained, and if the Applicable Law of such country or jurisdiction permits application for a Patent Term Extension, to apply, at the reasonable direction of Janssen’s designated patent counsel, for a Patent Term Extension for a patent within the Arrowhead Patent Rights including a Valid Claim Covering such Licensed Product, which patent (if any) shall be selected at Janssen’s reasonable judgment after considering the opinion of Janssen’s patent counsel regarding its eligibility for a Patent Term Extension.  Janssen shall have the right to:  (a) identify in any list of patents in a Drug Application the applicable Arrowhead Patent Right(s) as Janssen reasonably believes is appropriate; (b) commence suit for any Product Infringement of any such Arrowhead Patent Right(s) under Applicable Law as permitted under Section 10.4.2 and 10.4.3; and (c) exercise any rights that may be exercisable by a patent owner, including applying for a Patent Term Extension, of any Arrowhead Patent Right(s) pertaining to an approved Licensed Product Commercialized by Janssen hereunder.  Arrowhead agrees to cooperate with Janssen and its Affiliate and Third Party sublicensees of Licensed Products, as applicable, upon Janssen’s reasonable request in the exercise of the authorizations granted under this Section, and Arrowhead shall execute such documents and take such additional action as Janssen may reasonably request in connection therewith, including, if requested by Janssen, permitting Arrowhead to be joined as a party in any suit for Product Infringement brought by Janssen hereunder on the terms and conditions set forth in Section 10.4.2 and 10.4.3, provided that Janssen shall reimburse Arrowhead all reasonable Out-of-Pocket Costs incurred by Arrowhead in taking such action.

10.7 Patent Working Group.  The Parties shall establish a patent working group comprising an equal number of up to three representatives of each Party (“Patent Working Group”), including a patent attorney or agent designated by such Party as its lead contact (“Patent Representative”), for the sole purposes of alignment of activities under this Article X governing responsibilities for Prosecuting and enforcing Arrowhead Patent Rights or any other patent matters pertaining to the Development, Manufacture, or Commercialization of any Licensed Products hereunder.  The Patent Working Group may hold meetings separate from, or in connection with, the meetings of the JSC as appropriate to discuss such patent matters.  The Patent Working Group shall advise as appropriate the JSC on such patent matters.

10.8Product Trademarks. Arrowhead represents and warrants that, as of the Effective Date, it does not own or otherwise control any Product Trademark Rights relating to Primary RNAi Triggers or Licensed Constructs, including any trademark applications or registrations or domain names.  Janssen shall have (directly and through its Affiliates and Third Party sublicensees Commercializing Licensed Products) the right to brand, at its discretion, the Licensed Products using trademarks and trade names selected at its discretion and to file for, obtain, and maintain at its discretion and cost Product Trademark Rights in its own name.

ARTICLE XI:  CONFIDENTIALITY AND PUBLICITY

11.1Confidential Information.

11.1.1To facilitate any activities hereunder, a Party (a “disclosing Party”) may provide to the other Party (a “receiving Party”), or a Party (in this case a “receiving Party”) may otherwise through activities contemplated by this Agreement come into possession of, Know-How

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

Controlled, licensed, developed, or possessed by the other Party (in this case, a “disclosing Party”), any such items of Know-How, individually or collectively, constituting “Confidential Information”. Information identified as being confidential that was disclosed by one Party to the other under the Prior CDA shall be considered the disclosing Party’s Confidential Information under this Agreement and may be used for the purposes permitted hereunder. The receiving Party shall keep all such Confidential Information of the disclosing Party confidential, and other than as expressly permitted herein, shall not use or disclose, directly or indirectly, any such Confidential Information, whether in tangible or intangible form for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, including the exercise of such Party’s rights and the performance of such Party’s obligations under this Agreement. A disclosing Party shall take reasonable measures, consistent with its ordinary practices, to identify confidential information and material provided by it to the other Party with a “CONFIDENTIAL” or “TRADE SECRET” marking or similar notation. A receiving Party shall use similar efforts to that which it uses to protect its own confidential information, but in no event less than reasonable efforts, to keep the disclosing Party’s Confidential Information confidential.

11.1.2A receiving Party’s obligation of confidentiality and restriction on use as to a disclosing Party’s Confidential Information shall last during the Term and for a period of [**] thereafter.

11.1.3The restrictions on a receiving Party’s disclosure and use of the disclosing Party’s Confidential Information set forth above in this Section 11.1 shall not apply to any particular Confidential Information to the extent that such Confidential Information:

(a)was known by the receiving Party or its Affiliate prior to disclosure by the disclosing Party or its Affiliate hereunder (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

(b)is or becomes part of the public domain through no fault of the receiving Party or its Affiliates in violation of this Agreement;

(c)is disclosed without restriction to the receiving Party or its Affiliate by a Third Party having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party or an Affiliate thereof; or

(d)is independently developed by personnel of the receiving Party or its Affiliate without reliance on or access to the Confidential Information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence).

11.1.4For the avoidance of doubt, each receiving Party may use and disclose the other Party’s Confidential Information under appropriate confidentiality and non-use obligations substantially equivalent to those in this Agreement, to the receiving Party’s Affiliates and, as set forth in written subcontracts as otherwise provided herein, to its Third Party licensees, sublicensees, subcontractors and any other Third Parties to the extent such use and/or disclosure is reasonably necessary to perform its obligations or to exercise the rights granted to it, or reserved by it, under this Agreement.  Regardless of the foregoing, the Parties agree that in case of a Third-Party licensee that is a CRO engaged by a Party to conduct clinical studies, the obligations of

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

confidentiality and non-use set forth in such subcontracts may be those customarily entered into with such Third Party licensee by such Party.

11.2Permitted Use and Disclosures.

11.2.1A receiving Party may disclose the disclosing Party's Confidential Information as reasonably necessary for purposes expressly provided hereunder, including for:  performing its obligations and Clinical Plan or Development Plan work hereunder; Prosecuting and defending any Patent Rights Covering Licensed Product or a component thereof; and making submissions and other disclosures to Regulatory Authorities (and health technology assessment bodies), including in connection with the performance of its obligations or exercise of rights granted hereunder.

11.2.2A receiving Party may disclose Confidential Information of the disclosing Party to the extent required to be disclosed by the receiving Party to comply with Applicable Laws or to defend or prosecute litigation or comply with an order of a court or Government Authority, provided that the receiving Party notifies the disclosing Party of such court order insofar as possible to enable the disclosing Party to take reasonable actions to avoid or minimize the degree of such disclosure and seek protective treatment.

11.2.3Each Party acknowledges that certain state or federal laws require pharmaceutical companies to disclose information on compensation, gifts, or other remuneration provided to Persons who are health care professionals or providers.  Accordingly, a Party may report as it reasonably determines is required by Applicable Law or may voluntarily disclose or make public as it reasonably determines is in accordance with its internal policies or guidelines relating to open payments, Confidential Information about remuneration provided to any such Persons under this Agreement.

11.3Confidentiality of Agreement Terms.  Each Party agrees not to, and to cause its Affiliates not to, disclose to any Third Party any terms of this Agreement without the prior written consent of the other Party hereto, except each Party and its Affiliates may disclose the terms of this Agreement:  (a) to advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners or private investors, and others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those in this Agreement; (b) to the extent necessary to comply with Applicable Laws and court orders (including securities laws or regulations and the applicable rules of any public stock exchange); or (c) as otherwise expressly permitted hereunder.

11.4Publicity.

11.4.1Initial Press Releases.  Each Party may issue its respective press release announcing this Agreement (including certain terms thereof) attached in Exhibit G hereto following the Execution Date. Upon issuance of such initial press release, either Party shall thereafter be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

11.4.2Further Publicity. Neither Party shall originate any publicity, news release or public announcements, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it, or any of its terms, or to any amendment hereto, without the prior written consent of the other Party, save only such announcements or filings that are required by Applicable Laws (including under the rules of any relevant stock exchange or government agency regulating trading in securities of a Party or its parent Affiliate), to be made or that are otherwise agreed by the Parties, which announcements shall be brief and factual. If a Party desires to make any such public announcement not required by Applicable Law, either directly or indirectly (such as through an Affiliate), such Party shall provide the other Party with a draft of the proposed announcement and provide the other Party a reasonable opportunity to comment on the nature, text, and timing of such announcement, which shall be brief and factual.

11.5Publications.  Arrowhead acknowledges and agrees that nothing herein shall prohibit Janssen and its Affiliates from publishing the results of a study involving a Licensed Product, including any Confidential Information as reasonably required for Janssen’s compliance with its then-current policy on the registration and reporting of results of pharmaceutical company-sponsored clinical studies policy including disclosures made by Janssen on clinicaltrials.gov, and Arrowhead further agrees to provide, and to cause its applicable subcontractors to provide, to Janssen such assistance as reasonably requested in connection with fulfilling the requirements of such policy.

ARTICLE XII:  REPRESENTATIONS AND WARRANTIES

12.1Representations of Authority.  Arrowhead and Janssen each represents and warrants to the other Party that, as of the Execution Date it has, and through the Effective Date shall retain, full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement.

12.2Consents.  Each Party represents and warrants to the other Party that, except as provided in Section 17.11 (regarding HSR Clearance) and except for any approvals from Regulatory Authorities (including pricing or reimbursement approvals, Manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of the Licensed Products therein), all necessary consents, approvals and authorizations of all Government Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained by the Effective Date.

12.3No Conflict.  Each Party represents and warrants to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement by such warranting Party, the performance of such Party’s obligations hereunder (as contemplated as of the Effective Date), and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (a) do not conflict with or violate any requirement of Applicable Laws existing as of the Effective Date and applicable to such Party, and (b) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date.  Each Party shall, and shall cause its Affiliates to,

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

comply with all Applicable Laws pertaining to the Development, Manufacture and Commercialization of the Licensed Products, including applicable Drug Regulation Laws, Clinical Investigation Laws and Health Care Laws.

12.4Enforceability.  Each Party represents and warrants to the other Party that, as of the Effective Date, this Agreement is a legal and valid obligation binding upon the warranting Party and is enforceable against it in accordance with its terms.

12.5Covenants by Arrowhead to Make Representations and Warranties Regarding IP.  On a Program-by-Program basis, Arrowhead agrees that it will make the following representations and warranties to Janssen in a timely manner at or before the date of Target acceptance under Section 4.1.2:

12.5.1Except as otherwise disclosed to Janssen with respect to a Target, Arrowhead is not aware of (a) any claim made against it asserting the invalidity, misuse, unregisterability, unenforceability or non-infringement of any of the Arrowhead Patent Rights or (b) any claim made against it challenging Arrowhead’s ownership of or license rights in any of the Arrowhead Patent Rights.

12.5.2Except as otherwise disclosed to Janssen with respect to an identified Target, the Arrowhead Patent Rights are free and clear of any liens, charges and encumbrances (other than non-exclusive licenses under General Arrowhead Patent Rights granted by Arrowhead to Third Parties, which grants do not preclude Janssen from exploiting the full scope of the licenses granted to Janssen as contemplated hereunder).  Neither Arrowhead nor any of its Affiliates or their respective current or former employees, to the best of Arrowhead’s knowledge, has misappropriated any of the Arrowhead Know-How from any Third Party, and Arrowhead is not aware of any claim by a Third Party that such misappropriation has occurred.

12.5.3To the best of Arrowhead's knowledge, Exhibit B-1 and any updates provided thereto, lists all Specific Arrowhead Patent Rights owned solely or jointly by Arrowhead as of the Execution Date (collectively, the “Owned Specific Arrowhead Patent Rights”).  To the best of Arrowhead’s knowledge, Exhibit B-2 and any updates provided thereto, lists all General Arrowhead Patent Rights owned solely or jointly by Arrowhead as of the Execution Date (collectively, the “Owned General Arrowhead Patent Rights”).  To the best of Arrowhead’s knowledge, Exhibit B-3 and any updates provided thereto, lists all Specific Arrowhead Patent Rights acquired by Arrowhead from Third Parties, as of the Execution Date (collectively, the “Acquired Specific Arrowhead Patent Rights”).  No Third Party has an equal, undivided interest in the Acquired Specific Arrowhead Patent Rights.  To the best of Arrowhead’s knowledge, Exhibit B-4 and any updates provided thereto, lists all General Arrowhead Patent Rights acquired by Arrowhead from Third Parties, as of the Execution Date (collectively, the “Acquired General Arrowhead Patent Rights”).  No Third Party has an equal, undivided interest in the Acquired General Arrowhead Patent Rights.  To the best of Arrowhead’s knowledge, Exhibit B-5 and any updates provided thereto, lists all Specific and General Arrowhead Patent Rights licensed by Arrowhead from Third Parties (collectively, the “In-Licensed Arrowhead Patent Rights”).  To the best of Arrowhead’s knowledge (based on all records that Arrowhead possessed and/or were reasonably available to Arrowhead at any time on

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

or before the Execution Date), the inventorship named as of the Execution Date in each issued Arrowhead Patent Right is correct.

12.5.4Except as otherwise disclosed to Janssen with respect to a Target, neither Arrowhead nor, to Arrowhead’s knowledge, any of its Third Party licensors of any Arrowhead Intellectual Property, is or has been a party to any agreement with the U.S. federal government or an agency thereof pursuant to which the U.S. federal government or such agency provided funding (such as under a grant or contract) for any research or Development work relating to any currently contemplated Licensed Construct, Primary RNAi Triggers or Licensed Product.

12.5.5Except as otherwise disclosed to Janssen with respect to a Target, there are no judgments or settlements against or owed by Arrowhead or its Affiliates or to which Arrowhead or its Affiliate is a party or, to the best of Arrowhead’s knowledge, pending litigation or litigation threatened in writing, in each case relating to any currently contemplated Licensed Construct, Primary RNAi Triggers or Licensed Product.

12.6Covenant by Arrowhead to Make Representations and Warranties Regarding Pre-Existing Third Party Agreements. On a Program-by-Program basis, Arrowhead agrees that it will make the following representations and warranties to Janssen in a timely manner at or before the date of Target acceptance under Section 4.1.2:

12.6.1Arrowhead has provided Janssen with complete, correct and true, reasonably redacted copies of all Pre-Existing Third-Party Agreements (including any amendments thereof) and set them forth in Exhibit E.

12.6.2Exhibit E lists all the Pre-Existing Third-Party Agreements, including any amendments thereto.

12.6.3Except as otherwise disclosed to Janssen with respect to the Target, to the best of Arrowhead’s knowledge, none of the terms of any Pre-Existing Third Party Agreement would have a material adverse effect on the Development or Commercialization of any Licensed Product or any other product containing a Primary RNAi Trigger as contemplated hereunder. All Pre-Existing Third Party Agreements listed in Exhibit E will remain in full force and effect, except where noted otherwise in Exhibit E, and to its knowledge, Arrowhead and each Third-Party counterparty has been, and is, in compliance in all material respects with the terms thereof.  Arrowhead covenants that it shall use Commercially Reasonable Efforts not to take or omit to take any actions that would constitute a breach of any Pre-Existing Third Party Agreement after the acceptance of the Target and during the Term hereof, and Arrowhead agrees not to enter into any amendment to any Pre-Existing Third Party Agreement after the acceptance of the Target or during the Term hereof, in each case which breach or amendment would have a material adverse effect on the Development or Commercialization of any Licensed Product as contemplated hereunder.  During the Term Arrowhead shall provide Janssen with prompt notice of the occurrence of any such breach (or receipt of notice of an allegation of any such breach).

12.6.4Except as otherwise disclosed to Janssen with respect to the Target, the licenses and rights granted by Arrowhead to Janssen under Sections 2.1.2 of this Agreement are not subject to the terms of any Pre-Existing Third Party Agreements.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

12.6.5Except as otherwise disclosed to Janssen with respect to the Target, to the best of Arrowhead’s knowledge, Arrowhead has not entered into, and Arrowhead agrees that, from the date of Target acceptance under Section 4.1.2 and during the Term, it shall not enter into, any agreements with any Third Party by virtue of which any royalty or milestone payment or other payment would be owed by Janssen to such Third Party as a result of Commercialization of any Licensed Product by or on behalf of Janssen as contemplated hereunder.

12.6.6Except as otherwise disclosed to Janssen with respect to a Target, Arrowhead has not granted any licenses or rights to Third Parties under any Arrowhead Patent Rights or Arrowhead Know-How (a) that conflict with any of the licenses or rights granted by Arrowhead to Janssen under Sections 2.1.2 of this Agreement, or (b) to offer for sale, sell, or otherwise Commercialize any Licensed Constructs, Primary RNAi Triggers or Licensed Products in any field, which license has not expired or been terminated prior to the date of Target acceptance under Section 4.1.2.

12.7No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF LICENSED PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO LICENSED PRODUCTS WILL BE ACHIEVED.

12.8No Debarment.  Each Party represents and warrants that, as of the Effective Date, neither it nor any of its Affiliates has been debarred or is subject to debarment, and neither Party nor any of its Affiliates will use in any capacity, in connection with the Development, Manufacture or Commercialization of any products, any person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.  Each Party agrees to inform the other Party in writing immediately if it or any person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any person used in any capacity by such Party or any of its Affiliates in connection with the Development, Manufacture or Commercialization of any Licensed Construct or Licensed Products.

12.9Compliance with Anti-Corruption Applicable Laws.  Each Party shall, and shall cause each of its Affiliates and Third Party subcontractors and sublicensees conducting activities hereunder to, comply with Anti-Corruption Laws.

ARTICLE XIII:  INDEMNIFICATION AND INSURANCE

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

13.1Indemnification Obligation. Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and its Indemnified Persons (collectively, the “Indemnified Party”) from and against any and all Losses resulting from any Action brought by a Third Party against any Indemnified Party, to the extent such Losses arise from or are based on a claim (“Claim”) of:  (a) the negligence or wilful misconduct of the Indemnifying Party or any of its Indemnified Persons or Third Party sublicensees or subcontractors, in each case in connection with the exercise of such Indemnifying Party’s rights, or performance of such Party’s obligations, under this Agreement; (b) the Indemnifying Party’s or any of its Indemnified Persons’ or Third Party sublicensees’ or subcontractors’ failure to comply with or perform one or more of such Party’s or its Indemnified Persons’, as applicable, obligations in this Agreement, or the breach or inaccuracy of one or more of such Indemnifying Party’s or its Indemnified Persons’, as applicable, warranties in this Agreement; (c) the violation of Applicable Law by the Indemnifying Party or any of its Indemnified Persons or Third Party sublicensees or subcontractors in connection with the exercise of such Indemnifying Party’s rights, or performance of such Party’s obligations, under this Agreement; (d) the performance of any Development or Manufacturing activities by the Indemnifying Party or any of its Indemnified Persons or Third Party sublicensees or subcontractors hereunder; or (e) in the case of Janssen as the Indemnifying Party, its Commercialization, sales, and distribution of any Licensed Products by any of its Indemnified Persons or any of its Third Party sublicensees hereunder; except in each case (with respect to any such Claims) to the extent such Losses arise directly from the negligence, illegal conduct or wilful misconduct of the Indemnified Party or any of its Indemnified Persons, Third Party subcontractors or Third Party sublicensees.

13.2Claims for Indemnification.

13.2.1Notice.  In the case of any Action for which an Indemnifying Party may be liable to an Indemnified Person under Section 13.1, the Indemnified Party shall as soon as practicable notify the Indemnifying Party in writing of such Action (a “Notice of Claim”).  Failure or delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except and only to the extent that such failure or delay causes actual harm to the Indemnifying Party with respect to such Action.  The Notice of Claim shall specify in reasonable detail the Action with respect to which such Indemnified Party or any of its Indemnified Persons intends to base a request for indemnification or reimbursement under Section 13.1.  Failure to provide such reasonable detail will not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except and only to the extent that such failure causes actual harm to the Indemnifying Party with respect to such Action. The Indemnified Party shall enclose with the Notice of Claim a copy of all papers served with respect to such Action, if any.  The Indemnified Party shall assume the defense, settlement or other disposal of such Action, unless it provides notice within thirty (30) days from the date on which the Indemnifying Party received the Notice of Claim that it waives it right to assume the defense of such Action and any litigation resulting therefrom with counsel of its choice.  Provided that the Indemnified Party has waived its right to assume the defense of an Action pursuant to this Section, then, subject to Section 13.2.3, the Indemnifying Party shall have the obligation to defend, settle and otherwise dispose of such Action.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

13.2.2Cooperation.  The Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with such Action pursuant to the terms hereof; provided that (a) an Indemnified Party shall not be obligated to enter into or consent to the entry of any judgment or settlement in relation to any Action as provided in Section 13.2.3, and (b) in any event, an Indemnifying Party shall not be relieved of its obligations under this Section 13.2.2 as a result of any failure of the Indemnified Party to cooperate as provided in this Section 13.2.2, except to the extent that the Indemnifying Party is actually prejudiced by such breach.  The Parties shall also cooperate in any such defense by giving each other reasonable access to all non-privileged information relevant thereto to the extent permitted by Applicable Law.

13.2.3Control by the Indemnifying Party.  If the Indemnifying Party assumes control of an Action in accordance with Section 13.2.1, (a) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Action, but the Indemnifying Party shall continue to control the investigation, defense and settlement thereof, and (b) the Indemnifying Party will not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed, consent to the entry of any judgment or enter into any settlement with respect to the Action to the extent such judgment or settlement (i) provides for equitable relief (or any other relief other than solely for money damages) against the Indemnified Party or any of its Indemnified Persons, or liability or obligation that cannot be assumed and performed by the Indemnifying Party in full (without any recourse to the Indemnified Party and its Indemnified Persons), (ii) provides for any monetary relief that will not be fully discharged by the Indemnifying Party (without any recourse to the Indemnified Party and its Indemnified Persons) concurrently with the effectiveness of such judgment or settlement, (iii) does not effect a full and unconditional release of the Indemnified Party and its Indemnified Persons with respect to all claims in such Action (or the portion thereof to which the judgment or settlement relates), or (iv) that contains an admission of wrongdoing on the part of the Indemnified Party or its Indemnified Persons.

13.2.4Interim Control.  Unless and until the Indemnifying Party (if any) is determined with respect to any particular Action, the Party subject to such Action shall have the right to defend and control such Action, but shall not have the right to consent to the entry of any judgment or enter into any settlement with respect to the Action for which it would be seeking indemnification or reimbursement hereunder without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

13.2.5Unauthorized Settlements.  The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to any Action for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), and such Indemnifying Party shall not be obligated to indemnify or reimburse the Indemnified Party hereunder for any settlement entered into, or any judgment that was consented to, by the Indemnified Party without the Indemnifying Party’s prior written consent.

13.2.6Allocation. If, in any Action under this Article XIII, the Indemnified Party incurs an amount consisting of both Losses for which the Indemnifying Party is obliged to indemnify the Indemnified Party and Losses not covered by such indemnification, then, to the extent not otherwise determined in a court of competent jurisdiction, the Parties agree to act in

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

good faith and use their reasonable endeavours to determine a fair and reasonable allocation of such Losses.  The allocation between the Parties of any such Losses, if not otherwise determined in a court of competent jurisdiction, shall, if the Parties do not reach agreement in writing on such allocation, be determined by arbitration pursuant to Section 16.3.  The Parties or the arbitrator, as the case may be, shall make such allocation based on the indemnification and reimbursement principles set forth in this Article XIII. Notwithstanding the foregoing, the Parties shall not be entitled to refer any Dispute with respect to Losses arising under an Action pursuant to this Section 13.2.6 to arbitration to the extent that the liability of either Party for such Losses is being contested in such Action (or any other Action that would be binding with respect to such first Action).

13.3Mitigation.  The Indemnified Party shall, and shall procure that its Indemnified Persons shall, in each instance, take reasonable steps to mitigate any Losses they suffer arising in connection with any Action in respect of which they seek an indemnity from the other Party under this Agreement.

13.4Conduct of Product Liability Claims. The provisions of this Section 13.4 shall govern with respect to any Third-Party Product Liability Action for which a Party seeks indemnification pursuant to Section 13.1, and the provisions of this Section 13.4 shall control in the event of any conflict between such provisions and those of Section 13.2 above.

13.4.1Product Liability Actions.  A Party becoming aware of any Third Party asserting or filing any product liability Claim or Action based thereon relating to the human use (whether in clinical studies or through Commercialization by Janssen hereunder) of a Licensed Product with alleged defects (whether design defects, manufacturing defects, or defects in sales or promoting) (“Third-Party Product Liability Action”) against a Party, shall promptly notify the other Party.  In the event a Third-Party Product Liability Action is initiated against a single Party for which it seeks or shall seek indemnification from the other as an Indemnifying Party under Section 13.1, the Indemnifying Party shall have control over such Action. In such case, the Indemnifying Party shall have the right to control the defense of such Action, but shall notify and keep the Indemnified Party apprised in writing of such Action and shall consider and take into account the Indemnified Party’s reasonable interests and requests and suggestions regarding the defense of such Action.  In the event that a Third-Party Product Liability Action is initiated against both Parties, Janssen shall have control over the response to such Third-Party Product Liability Action.

13.4.2Cooperation.  The non-controlling Party of a Third-Party Product Liability Action shall reasonably cooperate with the controlling Party in the preparation and formulation of a defense to such Third-Party Product Liability Action, and in taking other steps reasonably necessary to respond to such Third-Party Product Liability Action.  The controlling Party shall have the sole and exclusive right to select its counsel for the defense of such Third-Party Product Liability Action.  If required under Applicable Law in order for the controlling Party to maintain a suit in response to such Third-Party Product Liability Action, the non-controlling Party shall join as a party to the suit.  The controlling Party shall assume and pay all of its own Out-of-Pocket Costs incurred in connection with any litigation or proceedings related to such Third-Party Product Liability Action, including the fees and expenses of the counsel selected by it, as well as the reasonable Out-of-Pocket Costs of the non-controlling Party associated with providing assistance requested by the controlling Party or joining the suit if requested by the controlling Party or

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

required to maintain the suit.  Subject to the foregoing, (a) each Party shall be responsible for its legal expenses incurred in such Action, and (b) the non-controlling Party shall have the right, in its discretion and at its expense, to participate and be represented in any such suit by legal counsel selected by the non-controlling Party and reasonably acceptable to the controlling Party. The controlling Party shall not settle or compromise any Third-Party Product Liability Action without the consent of the other Party, which consent shall not be unreasonably withheld.

13.5Insurance.

13.5.1Each Party shall procure and maintain in full force and effect insurance (or self-insure sufficiently to provide materially the same level and type of protection) adequate to cover its obligations and liabilities hereunder during the Term and for a period of five years thereafter, consistent with normal business practices of companies similarly situated.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Agreement.

13.5.2Prior to the initiation of any clinical study or related Development activities under this Agreement, the Party responsible for the applicable activity shall secure and maintain in full force and effect clinical study insurance (including any self-insured arrangements) in compliance with Applicable Law in those territories where clinical studies are conducted.

13.5.3The Parties have the right to elect to self-insure all or part of the limits described above. Upon written request, each Party shall provide the other with a certificate of insurance evidencing the required coverage hereunder.  Notwithstanding the foregoing, either Party’s failure to maintain adequate insurance shall not relieve that Party of its obligations set forth in this Agreement.

13.6Limitation of Liability.  NOTWITHSTANDING THE PROVISIONS OF SECTION 16.3.12, NOTHING HEREIN IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER THIS ARTICLE XIII.

ARTICLE XIV: SCOPE OF RELATIONSHIP

14.1Commencing, on a Program-by-Program basis, when Arrowhead provides Janssen with a Target Reply accepting a Target, and continuing until the [**] anniversary of the Effective Date, neither Party shall conduct or participate in, or advise, assist or enable any Third Party to conduct or participate in, the research, Development or Commercialization of any double-stranded RNAi oligonucleotide intended by direct action, on a Program-by-Program basis, on the Target to inhibit the expression of the Target other than the Licensed Product(s).

14.2Commencing, on a Program-by-Program basis, when Arrowhead provides Janssen with a Target Reply accepting a Target, and continuing [**], neither Party or its Affiliates shall conduct or participate in, or advise, assist or enable any Third Party to conduct or participate in, or fund any work with respect to, on a Program-by-Program basis, any Primary RNAi Trigger for any purpose other than the exploitation of Licensed Constructs or Licensed Products in accordance with the terms of this Agreement.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

14.3Except for the restrictions expressly set forth in this Agreement, nothing in this Agreement shall be construed to restrict the right of either Party or any of its Affiliates to engage in any business activity, investment or other opportunity anywhere in the world, including the right of Janssen or Arrowhead or any of their Affiliates to research, Develop and Commercialize any product that directly or indirectly competes with a Licensed Product in any field.

ARTICLE XV: TERM AND TERMINATION

15.1Agreement Term.  Unless terminated earlier in accordance with this Article XV, on a Program-by-Program basis, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire upon the expiration of the Royalty Term for any Licensed Product sold hereunder.

15.2Early Termination for Breach.

15.2.1Notice of Default and Cure Period.  Upon any material breach of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) shall have the right to give the Breaching Party notice specifying the nature of such material breach.  If the breach of this Agreement is curable, then the Breaching Party shall have a period of [**] from the date of receipt of the notice (the “Cure Period”) to cure such material breach in a manner that effectively remedies the harm to the Non-Breaching Party caused by the material breach.  Notwithstanding the foregoing, if such breach, by its nature, is curable, but is not reasonably curable within the Cure Period, then provided that such breach is not of a payment obligation hereunder, such Cure Period shall be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses Commercially Reasonable Efforts to cure such breach in accordance with such written plan, provided that no such extension shall exceed [**] (for an extended Cure Period totaling [**]) without the consent of the Non-Breaching Party. For clarity, this provision shall not restrict in any way either Party’s right to notify the other Party of any other breach or to demand the cure of any other breach.

15.2.2Termination Right for Default.  The Non-Breaching Party shall have the right to terminate this Agreement on a Program-by-Program basis with immediate effect by written notice to the Breaching Party:  (a) in the event the Breaching Party does not notify the Non-Breaching Party within [**] of its notice under Section 15.2.1 that the Breaching Party disputes that it has committed a material breach or that it intends to cure such breach in accordance with Section 15.2.1; (b) in the event that the Breaching Party has not cured the material breach within the Cure Period; and (c) in the event that the material breach is not curable.  Notwithstanding the foregoing, if a Party in good faith raises a Dispute regarding any such termination (including with respect to the existence or materiality of a breach or the sufficiency of a cure) pursuant to the Dispute resolution procedures under Sections 16.1 to 16.3, such termination shall be effective only upon a conclusion of the Dispute resolution procedures in Sections 16.1 to 16.3 resulting in a determination that there has been an uncured material breach (or, if earlier, abandonment of the Dispute by the Breaching Party).  For the avoidance of doubt, the exercise of a termination right under this Section 15.2 by a Non-Breaching Party shall be without prejudice to its right to seek damages or any other remedy on account of the Breaching Party’s material breach that may be available at law or in equity, subject to the terms hereof.

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

15.3Early Termination for Bankruptcy.

15.3.1In the event of the Bankruptcy of a Party (or its successor in interest in the event this Agreement is assigned as permitted hereunder), the other Party may terminate this Agreement with immediate effect by written notice to the bankrupt Party.

15.3.2All licenses and other rights granted pursuant to this Agreement by one Party to the other are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (or comparable provisions of laws of other jurisdictions), licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code (or comparable provisions of Applicable Laws of other jurisdictions).  Notwithstanding anything to the contrary herein, the Parties agree that, in lieu of a Party who is licensed (or sublicensed) any rights from a Party in Bankruptcy terminating this Agreement in its entirety as provided in Section 15.3.1 above:  (a) the Party who is a licensee of such rights from the other Party under this Agreement shall, upon such other Party’s Bankruptcy, retain and may fully exercise all of the rights and elections under the U.S. Bankruptcy Code (or comparable Applicable Laws of other jurisdictions); and (b) in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code (or comparable provisions of Applicable Laws of other jurisdictions), the Party that is not a party to such Bankruptcy proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property to which it is granted license or other rights hereunder, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under subsection (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.  All rights, powers and remedies granted hereunder to a Party as a licensee of any intellectual property rights as provided in this Section are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity, in the event of the commencement of a bankruptcy proceeding by or against the granting Party under Applicable Law, and the licensee Party, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity in such event.

15.4Termination by Janssen for Safety Concern.  Janssen may terminate this Agreement on a Program-by-Program basis with immediate effect by written notice to Arrowhead in the event that Janssen determines, in its good-faith judgment, that continued Development or Commercialization of a Licensed Product would be unethical or unreasonable due to a safety-related reason, such as if Janssen believes, based on its good-faith assessment of relevant data, that continuation of human use of a Licensed Product has resulted in, or has a significant risk of resulting in, the occurrence of a safety or tolerability finding that would raise material concerns regarding the clinical benefit of the Licensed Product for its target population (for example, harm significantly in excess of an acceptable side-effect profile).  Such termination shall be effective immediately upon Janssen’s written notice to Arrowhead.

15.5Discretionary Termination by Janssen.  Janssen shall have the right to terminate this Agreement in its entirety, or on a Program-by-Program basis, for convenience at any time by

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EXECUTION VERSION

written notice, which termination shall be effective (a) [**] from the date of such notice in the event that notice is given prior to the First Commercial Sale of any Licensed Product; and (b) [**] from the date of such notice in the event that notice is given following the First Commercial Sale of any Licensed Product.

15.6Consequences of Early Termination.   Upon the effective date of early termination of this Agreement, the following shall apply:

15.6.1Licenses.

(a)With the exception of the licenses granted in Section 2.1.3, the licenses and other rights granted by one Party to the other in Article II shall terminate and revert to the granting Party with respect to the Agreement or a Program, as applicable, except to the extent necessary to enable the grantee Party (or its Affiliates) to perform any obligations or exercise any rights that survive such termination of this Agreement as may be expressly provided in this Agreement or in any written agreement of the Parties;

(b)In the event of an early termination of this Agreement in its entirety or with respect to a Program by Janssen pursuant to Sections 15.4 or 15.5, Janssen shall, subject to Section 2.3, on a Program-by-Program basis grant Arrowhead, upon Arrowhead’s request, a worldwide, royalty-free, perpetual, exclusive (even as to Janssen, except to the extent Janssen expressly retains rights under this Agreement) license under Patent Rights and Know-How Controlled by Janssen to Develop or Commercialize Licensed Products which are actively in clinical Development or Commercialized at the time of termination. Such Patent Rights and Know-How shall be limited to those reasonably necessary or useful to continue the Development or Commercialization of such Licensed Products. In the event of such license grant, Janssen and its Affiliates shall retain a non-exclusive license to such licensed rights for research purposes.

15.6.2Patent Matters. On a Program-by-Program basis, Arrowhead shall assume from Janssen the sole responsibility for the Prosecution, defense and enforcement of any Arrowhead Patent Rights for which Janssen was the Party responsible for Prosecution. Upon Arrowhead’s request, Janssen shall reasonably cooperate in transferring to Arrowhead responsibility for the Prosecution, defense and enforcement of such Arrowhead Patent Rights, and shall provide Arrowhead with copies, at Arrowhead’s expense, of any requested documents in its possession relating thereto.

15.6.3Transfer of Know-How. In the event of an early termination of this Agreement in its entirety or with respect to a Program by Janssen pursuant to Sections 15.4 or 15.5, Janssen shall, on a Program-by-Program basis, provide to Arrowhead all Know-How generated by Janssen under this Agreement, that is reasonably necessary or useful to continue the Development or Commercialization of Licensed Products which are actively in clinical Development or Commercialized at the time of termination, except that Janssen shall not provide to Arrowhead Know-How in relation to (a) an Active Ingredient of any Combination Product, whether in Development or Commercialized, where the Active Ingredient is not a Licensed Construct, (b) a product of such Combination Product that is not a Licensed Product, or (c) an Active Ingredient, other than a Licensed Construct, that is otherwise used in combination with a

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

Licensed Product in pre-clinical research, clinical studies or in accordance with an approved product label.

15.6.3Remaining Inventory.  Janssen (and its Affiliates and sublicensees), with Arrowhead’s consent, which will not be unreasonably withheld, shall have the right to sell or have sold any remaining inventory of Licensed Products following the effective date of termination of the Agreement.

15.6.4Clinical Studies. Where any clinical study of any Licensed Product is ongoing upon termination, each Party shall continue, at its cost, the clinical study for which it, its Affiliate, (sub)contractor or sublicensee is the regulatory sponsor, solely as deemed necessary by such Party based on reasonable medical judgment to protect the safety, health or welfare of subjects participating in the relevant clinical study, until such point as the study is completed or, if earlier, such Party determines that it is ethical to terminate such study or otherwise cease supporting it.

15.6.5Orderly Wind-Down. Upon early termination, the Parties shall coordinate in good faith to wind down Development, Manufacturing, and Commercialization activities under this Agreement relating to any Licensed Products ongoing at the effective date of such termination, including the withdrawal of any Licensed Products from the market, the withdrawal of any Regulatory Approvals pertaining to any Licensed Products and a final reconciliation of all payments due under this Agreement.  For clarity, following any early termination neither Party may submit or resubmit any Drug Application for a Licensed Product, following such termination, except if, and to the extent, this Agreement or any other written agreement between the Parties expressly provides that a Party may otherwise do so.

15.6.6No Waiver for Termination Due to Breach. For the avoidance of doubt, an aggrieved Party that terminates this Agreement, for material breach may also seek damages and other relief for such material breach and (for the avoidance of doubt) for any other breach of this Agreement.

15.7Return of Confidential Information.   Upon expiration or early termination of this Agreement in its entirety or on a Program-by-Program, as applicable, a receiving Party shall, on a Program-by-Program basis, at the other Party's request (and to the extent and when permitted by Applicable Law), destroy, redact, or return, and cause its Affiliates and Third Party subcontractors and sublicensees to destroy, redact, or return all records to the extent containing, and all materials constituting, the other Party's Confidential Information in its possession and control, and, upon request, provide written certification of such destruction, redaction, or return, except that:  (a) the receiving Party may retain in strict confidence one copy of the other Party's Confidential Information for the receiving Party’s legal archival purposes; and (b) the foregoing requirement to destroy, redact, or return the other Party’s Confidential Information shall not apply with respect to any such Confidential Information of the disclosing Party to the extent that this Agreement or any other written agreement between the Parties (or their respective Affiliates) expressly provides that a Party retains the right to use such Confidential Information (such as by virtue of being a joint owner, or by survival of Janssen’s license rights on a paid-up basis following expiration (without early termination) of this Agreement).

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

15.8Survival.  In the event of expiration or termination of this Agreement in its entirety or on a Program-by-Program basis for any reason, the provisions of Articles I, IX (with respect to accrued payment obligations), XI, XII, XIII, XV, XVI, and XVII and Sections 2.1.3, 2.3, 2.4, 5.7, 10.2, and 10.3.3(c) shall survive, as well as any other provisions that, as apparent from their nature and context are intended to continue or to remain (such as for interpretation purposes).  For clarity, Article XIV shall not survive the termination of this Agreement. Further for the avoidance of doubt, upon such expiration or termination of this Agreement, for any reason, neither Party shall be released from any obligation that accrued prior to the end of the Term hereof.  Accordingly, termination or expiration of the Agreement, in whole or in part (including relinquishment of any license right granted hereunder) for any reason, shall be without prejudice to any obligations that accrued prior to such termination or expiration, including any payments due hereunder (regardless of when payable) and any and all damages arising from any breach.  In addition, any payments accrued prior to such termination or expiration shall become payable upon the effective date of such termination or expiration or at such earlier time as otherwise provided hereunder.

ARTICLE XVI:  DISPUTE RESOLUTION

16.1Referral to Executive Officers.  In the event of a Dispute, except for a Patent Controversy, either Party may refer the matter to the Parties’ Executive Officers for attempted resolution.  The Executive Officers, in the presence of their legal advisors, shall attempt in good faith to resolve any Dispute through negotiations.  If the Executive Officers are unable to resolve a Dispute referred to them within ten (10) Business Days (or such other period as may be agreed by the Parties in writing) after such referral, and subject to any other provisions of this Agreement, such Dispute shall be resolved as provided below in this Article.

16.2Mediation.  If the Executive Officers are unable to resolve a Dispute referred to them pursuant to Section 16.1 within ten (10) Business Days (or such other period as may be agreed by the Parties in writing) after such referral, the Parties shall first attempt in good faith to resolve any Dispute by confidential mediation in accordance with the then-current Mediation Procedure of the International Institute for Conflict Prevention and Resolution ("CPR Mediation Procedure") (www.cpradr.org) before initiating arbitration.  The CPR Mediation Procedure shall control, except where it conflicts with these provisions, in which case these provisions control.  The mediator shall be chosen pursuant to CPR Mediation Procedure.  The mediation shall be held in New York, New York.  Either Party may initiate mediation by written notice to the other Party.  The Parties agree to select a mediator within twenty (20) days of the notice and the mediation will begin promptly after the selection.  The mediation will continue until the mediator, or either Party, declares in writing, no sooner than after the conclusion of one full day of a substantive mediation conference attended on behalf of each Party by a senior business person with authority to resolve the Dispute, that the Dispute cannot be resolved by mediation.  In no event, however, shall mediation continue more than sixty (60) days from the initial notice by a Party to initiate meditation unless the Parties agree in writing to extend that period.  Any period of limitations that would otherwise expire between the initiation of mediation and its conclusion shall be extended until twenty (20) days after the conclusion of the mediation.  No discussions between the Parties attempting to resolve a Dispute under Section 16.1 or this Section 16.2 shall be admissible in arbitration of the Dispute.

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EXECUTION VERSION

16.3Arbitration.  If the Parties fail to reach resolution pursuant to mediation in accordance with Section 16.2 above, and a Party desires to pursue resolution of a Dispute, then the Dispute shall be submitted by either Party for resolution in arbitration pursuant to the then current CPR Non-Administered Arbitration Rules ("CPR Rules") (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control.

16.3.1The arbitration will be held in New York, New York. All aspects of the arbitration shall be treated as confidential.

16.3.2The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties.  Each arbitrator shall be a lawyer with at least 15 years’ experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction.  To the extent that the Dispute requires special expertise, the Parties will so inform CPR prior to the beginning of the selection process.

16.3.3The arbitration tribunal shall consist of three arbitrators, of whom each Party shall designate one in accordance with the "screened" appointment procedure provided in CPR Rule 5.4.  The chair will be chosen in accordance with CPR Rule 6.4.  If, however, the aggregate award sought by the Parties is less than $5 million and equitable relief is not sought, a single arbitrator shall be chosen in accordance with the CPR Rules.

16.3.4Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that all Parties are represented.

16.3.5The Parties agree to select the arbitrator(s) within 45 days of initiation of the arbitration.  The hearing will be concluded within nine (9) months after selection of the arbitrator(s) and the award will be rendered within sixty (60) days of the conclusion of the hearing, or of any post hearing briefing, which briefing will be completed by both sides within forty-five (45) days after the conclusion of the hearing.  In the event the Parties cannot agree upon a schedule, then the arbitrator(s) shall set the schedule following the time limits set forth above as closely as practical.

16.3.6The Parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure, unless otherwise agreed by the Parties in writing. All discovery conducted pursuant to the arbitration proceedings will be subject to the then current Federal Rules of Civil Procedure, unless otherwise agreed by the Parties in writing.

16.3.7The hearing will be concluded in ten (10) hearing days or less.  Multiple hearing days will be scheduled consecutively to the greatest extent possible.  A transcript of the testimony adduced at the hearing shall be made and shall be made available to each Party.

16.3.8The arbitrator(s) shall decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law.  The arbitrator(s) may not apply principles such as "amiable compositeur" or "natural justice and equity."

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EXECUTION VERSION

16.3.9The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and shall endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

16.3.10The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based.  The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder.  Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

16.3.11Each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute.  Rule 14 of the CPR Rules does not apply to this Agreement.

16.3.12EACH PARTY HERETO WAIVES: ITS RIGHT TO TRIAL BY JURY OF ANY ISSUE UNDERLYING A DISPUTE WITHIN THE SCOPE OF THE SECTIONS 16.2 or 16.3; AND, WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM FOR PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, OR CONSEQUENTIAL DAMAGES OR ATTORNEY FEES.

16.4Interim or Provisional Relief.  Nothing in this Agreement, including Section 16.5, shall preclude either Party from seeking interim or provisional relief in any court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute with the other Party, either prior to or during the dispute resolution procedures set forth in this Article XVI, to protect the interests of such Party.

16.5Consent to Jurisdiction.  Each Party, for the purpose of enforcing an award under Section 16.3 or for seeking interim or provisional relief as contemplated in Section 16.4 with respect to any Disputed breach of this Agreement, agrees not to raise any objection at any time to the laying or maintaining of the venue of any action, suit or proceeding for such purpose in any state or federal Court sitting in New York, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum, and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party.  Each Party further agrees that service of any process, summons, notice or document by registered mail to such Party’s notice address provided for in this Agreement shall be effective service of process for any action, suit or proceeding in the Court with respect to any matters to which it has submitted to jurisdiction in this Section 16.5.

16.6No Claims against Employees.  Each Party undertakes to make no claim and bring no proceedings in connection with this Agreement or its subject matter against any director, officer, employee or agent of the other Party (apart from claims based on fraud or willful misconduct). This undertaking is intended to give protection to individuals: it does not prejudice any right which a Party might have to claim against another Party.

ARTICLE XVII:  MISCELLANEOUS

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

17.1Assignment; Successors.

17.1.1Assignment; Successors. The terms and provisions hereof shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.  Except as expressly permitted in this Agreement, neither Party may, without the prior written consent of the other Party, assign or otherwise transfer this Agreement.  Notwithstanding the foregoing, (a) either Party, without such consent, may assign or otherwise transfer this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate; provided, that, except as set forth in clause (b) below, such assignment or transfer to an Affiliate shall terminate automatically at such time, if any, as such Affiliate ceases to be wholly-owned, directly or indirectly, by Arrowhead or Johnson & Johnson (the New Jersey corporation), as the case may be, unless such Affiliate owns (i) more than fifty percent (50%) of the voting equity of Arrowhead or Janssen, or (ii) substantially all the assets of Arrowhead and its Affiliates or Janssen and its Affiliates, as the case may be, relating to the Licensed Product, and (b) either Party, without such consent, may assign its rights under this Agreement, whether by contract or operation of law, to any Third Party that acquires all or substantially all of the business or assets of such Party (whether by merger, reorganization, acquisition, sale or otherwise) relating to the Licensed Product.  No assignment of this Agreement to a Third Party shall be valid and effective unless and until the assignee agrees in writing to be bound by all of the terms and conditions of this Agreement and all Ancillary Agreements surviving such assignment.  Any assignment of this Agreement not in accordance with this Section 17.1 shall be null and void.

17.1.2Rights Not Diminished.  Subject to the terms and conditions hereof, no right of a Party shall be diminished and no obligation of a Party increased during the Term as a result of a permitted assignment by the other Party to a Third Party hereunder, including as a result of a Change of Control of the other Party.

17.2Waiver.  The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver.  The exercise of any right hereunder by a Party in the event of the other’s default does not constitute an election of remedies or prevent the exercise of any or all other rights (all rights and remedies being cumulative).

17.3Choice of Law.  This Agreement, its interpretation, construction and performance and the rights granted and obligations arising hereunder, shall be governed by, and construed in accordance with, the laws of the State of New York of the United States of America, exclusive of its conflicts of law rules.

17.4Notices.  All notices given under this Agreement by either Party to the other Party shall be in the English language, in writing (which shall exclude e-mail),and shall refer specifically to this Agreement and shall be delivered personally, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, to the following respective addresses (or to such other address as may be specified by notice from time to time by the relevant Party):

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EXECUTION VERSION

If to Arrowhead:	Arrowhead Pharmaceuticals, Inc. 225 S. Lake Ave, Suite 1050 Pasadena, CA 91101 Attention: General Counsel
With a copy to:	Gibson Dunn & Crutcher 555 Mission Street, Suite 3000 San Francisco, CA 94105 Attention: Ryan Murr
If to Janssen:	Janssen Pharmaceuticals, Inc. 1125 Trenton-Harbourton Road Titusville, NJ 08560
With a copy to:	Office of the General Counsel Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, NJ 08933 Attention: General Counsel, Pharmaceuticals

17.4.1Without prejudice to any earlier time at which a notice may be actually given and received, a properly addressed notice shall in any event be deemed to have been received: (a) when delivered, if personally delivered during the recipient’s normal business hours; (b) on the Business Day after dispatch, if sent by nationally-recognized overnight courier and proof of delivery is obtained; and (c) on the third (3rd) Business Day following the date of mailing, if sent by mail.

17.4.2Where proceedings have been commenced in any arbitration hereunder or court of competent jurisdiction, any documents issued in the course of those proceedings will be served in accordance with the procedural rules governing the service of documents in those proceedings.

17.4.3This Section 17.4 shall apply to notices required to be given by one Party to the other under this Agreement.  Other communications between the Parties that are routine in nature, such as communications between Alliance Managers or the Parties’ members of the JSC regarding their ongoing activities performed in the ordinary course of their work under this Agreement, may be made via e-mail.  All notices and communications between the Parties hereunder shall be in the English language.

17.5Severability.  If the whole or any provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction for any reason, then, to the fullest extent permitted by Applicable Law, (a) in the case of the illegality, invalidity or unenforceability of the whole of this Agreement, it shall terminate in relation to the jurisdiction in question; and (b) in the case of illegality, invalidity or unenforceability of any provision of this Agreement, that part shall be severed from this Agreement in the jurisdiction in question (but shall remain in full force and effect

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EXECUTION VERSION

in all other jurisdictions) and (i) all other provisions hereof shall remain in full force and effect in the relevant jurisdiction and shall be liberally construed in order to carry out the intent of the Parties as nearly as may be possible, and (ii) the Parties agree to use reasonable efforts to negotiate a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with Applicable Law in the relevant jurisdiction and accomplishes, as nearly as possible, the original intention of the Parties with respect thereto.

17.6Integration.  This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Agreement and supersedes all previous agreements (executed before the Execution Date hereof), whether written or oral.  The terms of this Agreement may be amended only in writing signed by duly authorized representatives of each of the Parties.  In the event of a conflict between any terms of any exhibit or other appendix to this Agreement and the body of this Agreement, the body of this Agreement shall control.

17.7Independent Contractors; No Agency.  Neither Party shall have any responsibility for the hiring, firing or compensating the other Party’s employees or agents for any employee benefits.  No employee or representative of a Party, including any of its (or its Affiliates’) JSC members, shall have any authority to bind or obligate the other Party to this Agreement to pay any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party.  For all purposes and notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties.

17.8Performance by Affiliates.  Except as expressly prohibited hereunder, either Party may use one or more of its Affiliates to perform its obligations and duties hereunder, provided that such Party shall remain liable hereunder for the timely payment and performance of all of its obligations and duties hereunder.

17.9Force Majeure.  No Party shall be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, except for the payment of any amounts under this Agreement, when such failure or delay is caused by or results from causes beyond the reasonable control of the non-performing Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, acts of God or acts, omissions or delays in acting by any Governmental Authority.  The non-performing Party shall notify the other Party of such force majeure within five (5) Business Days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use, throughout the period of suspension of performance, Commercially Reasonable Efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for ninety (90) days after the date such force majeure commences, the Parties shall meet to discuss in good faith how to proceed in order to accomplish the objectives of this Agreement; and provided, further, however, that if the suspension of performance continues for more than one (1) year after the date such force majeure commences, either (a) Janssen in the event that Arrowhead is the non-performing Party, or (b) Arrowhead in the event that Janssen is the non-performing Party, shall have the right to terminate this Agreement upon notice to non-performing Party.  For purposes of

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

EXECUTION VERSION

this Agreement a force majeure shall not include a failure to commit sufficient resources, financial or otherwise, to the activities to be conducted pursuant to this Agreement or general market or economic conditions.

17.10Construction.  The headings used herein are for reference and convenience only, and will not enter into the interpretation of this Agreement.  References to Sections include subsections, which are part of the related Section.  Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, or Exhibit means a Section or Article of, or Exhibit to, this Agreement and all subsections thereof, unless another agreement is specified; (b) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulations then in effect, in each case, including any then-current amendments thereto; (c) words in the singular or plural form include the plural and singular form, respectively; (d) capitalized terms not expressly defined herein that are corollaries (such as pluralizations and changes in tense) to capitalized terms defined herein shall have the corresponding meanings (e) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (f) terms “including,” “include(s),” “such as,” and “for example” as used in this Agreement mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; (g) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified; (h) “herein”, “hereunder”, “hereof”, and the like shall be understood to refer to this Agreement in its entirety, and not the particular provision or Section in which they appear; (i) references to a particular Party include such Party's successors and assigns to the extent not prohibited by this Agreement; (j) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; (k) references to "persons" includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships; (l) the words "comprise", "comprising", "contain", "containing", "include" and "including" are used in their open, non-limiting form, and shall be understood to include the words "without limitation" even if not expressly stated; (m) all references to "dollars" or "$" shall mean United States dollars.

17.11HSR Clearance; Termination Upon HSR Denial.  If either or each of the Parties reasonably determines that an HSR Filing is required by Applicable Law to consummate the transactions contemplated hereunder, each Party shall, within ten (10) Business Days of the Execution Date (or such later time as may be agreed to in writing by the Parties), file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and/or with any equivalent Governmental Authority in any other country, as the case may be, any HSR Filing under the HSR Act with respect to the transactions contemplated hereunder.  Each Party shall use reasonable efforts to do, or cause to be done, all things necessary, proper and advisable to, as promptly as practicable, take all actions necessary to make the HSR Filings required of any of the Parties or their respective Affiliates under the HSR Act. The Parties shall cooperate with one another to the extent reasonably necessary in the preparation of any such HSR Filing.  Each Party shall be responsible for its own Out-of-Pocket Costs and expenses, including filing fees, associated with any HSR Filing.  If the Parties make an HSR Filing hereunder, then this Agreement shall terminate (a) at the election of either Party, immediately upon notice to the other Party, if the U.S. Federal Trade Commission or the U.S. Department of Justice, or an equivalent Governmental Authority outside of the United States, seeks a preliminary injunction under the antitrust or competition laws against any Party to enjoin the

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EXECUTION VERSION

transactions contemplated by this Agreement or takes a final decision by which it refuses to provide its approval to the transactions contemplated by this Agreement where such approval is required by Applicable Law; (b) at the election of either Party, immediately upon notice to the other Party, in the event that the United States Federal Trade Commission or the United States Department of Justice, or an equivalent Governmental Authority outside of the United States, obtains a preliminary injunction under the antitrust or competition laws against any Party to enjoin the transactions contemplated by this Agreement; or (c) at the election of either Party, immediately upon notice to the other Party, in the event that the date of HSR Clearance shall not have occurred on or prior to ninety (90) days after the effective date of the HSR Filing.

17.12Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart.  Facsimile or portable document format (i.e., .pdf), execution and delivery of this Agreement by a Party constitutes a legal, valid and binding execution and delivery of this Agreement by such Party.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative on the respective date written herein below.

Arrowhead Pharmaceuticals, Inc.
By:/s/ Christopher Anzalone Name: Christopher Anzalone, Ph.D. Title: President and CEO Date: October 3, 2018
Janssen Pharmaceuticals, Inc.
By:/s/ Flavia Pearse Name: Flavia Pearse Title: Treasurer Date: October 3, 2018

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Exhibit A

Access Territory

[**]

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Exhibit B

Arrowhead Patent Rights

[To be amended upon selection of a Target]

Exhibit B-1

Owned Specific Arrowhead Patent Rights

[To be amended upon selection of a Target]

Exhibit B-2

Owned General Arrowhead Patent Rights

[To be amended upon selection of a Target]

Exhibit B-3

Acquired Specific Arrowhead Patent Rights

[To be amended upon selection of a Target]

Exhibit B-4

Acquired General Arrowhead Patent Rights

[To be amended upon selection of a Target]

Exhibit B-5

In-Licensed Arrowhead Patent Rights

Specific	General
[To be amended upon selection of a Target]	[To be amended upon selection of a Target]

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Exhibit C

General Outline of Research Plan

[**]

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Exhibit D

[Intentionally Left Blank]

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Exhibit E

Pre-Existing Third Party Agreements

Section 1. Pre-Existing Licenses to Third Parties

[To be amended upon selection of a Target]

Section 2. Pre-Existing Licenses from Third Parties

[To be amended upon selection of a Target]

Section 3. Pre-Existing Acquired Rights from Third Parties

[To be amended upon selection of a Target]

Section 4.  Additional Pre-Existing Third Party Agreements

[To be amended upon selection of a Target]

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Exhibit F

Janssen Universal Calendar for 2018

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Exhibit G

Initial Press Releases

Arrowhead’s press release

PRESS RELEASE Oct. 4, 2018

Arrowhead Enters $3.7 Billion License and Collaboration Agreements with Janssen

-	Upon closing, Arrowhead to receive $250 million, consisting of $175 million upfront payment from Janssen and $75 million equity investment from Johnson & Johnson Innovation – JJDC, Inc.
-	Arrowhead eligible to receive additional $3.5 billion in potential milestone payments, and potential further royalties on commercial sales
-	Janssen to receive a worldwide exclusive license for ARO-HBV and an option to collaborate on up to three new targets
-	Arrowhead will hold a conference call and webcast today, Oct. 4, at 8:30 a.m. ET

PASADENA, Calif., Oct. 4, 2018 — Arrowhead Pharmaceuticals Inc. (NASDAQ: ARWR) today announced that it entered into a license and collaboration agreement with Janssen Pharmaceuticals, Inc., part of the Janssen Pharmaceutical Companies of Johnson & Johnson, to develop and commercialize ARO-HBV. In addition, Arrowhead entered into a research collaboration and option agreement with Janssen to potentially collaborate for up to three additional RNA interference (RNAi) therapeutics against new targets to be selected by Janssen. The transactions have a combined potential value of over $3.7 billion for Arrowhead.

Under the terms of the agreement, Arrowhead will receive $175 million as an upfront payment. Separately, Johnson & Johnson Innovation – JJDC, Inc. (JJDC) will make a $75 million equity investment in Arrowhead at a price of $23.00 per share of Arrowhead common stock.

Arrowhead is eligible to receive up to approximately $1.6 billion in milestone payments for the HBV license agreement, including a $50 million milestone payment linked to a Phase 2 study. Arrowhead is also eligible to receive approximately $1.9 billion in option and milestone payments

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for the collaboration agreement related to up to three additional targets. Arrowhead is further eligible to receive tiered royalties up to mid teens on product sales.

“This agreement represents an important next step for ARO-HBV. Arrowhead has established a leadership position in the field over the past several years, and Janssen’s proven development capabilities, global commercial reach, and commitment to HBV make it the ideal partner to potentially accelerate our goal of bringing a functional cure to patients with chronic HBV,” said Christopher Anzalone, Ph.D., Arrowhead’s president and CEO. “The collaboration also represents further validation of the TRiMTM platform and provides an important opportunity to create up to three additional novel medicines by leveraging Arrowhead’s speed and expertise in RNAi drug discovery and Janssen’s clinical development and commercial capabilities.”

Under the agreement, Janssen receives a worldwide exclusive license to the ARO-HBV program, Arrowhead’s third-generation subcutaneously administered RNAi therapeutic candidate being developed as a potentially curative therapy for patients with chronic hepatitis B virus infection. Beyond AROHBV1001, Arrowhead’s ongoing Phase 1/2 study of ARO-HBV, Janssen will be wholly responsible for clinical development and commercialization.

Janssen can also select up to three new targets, against which Arrowhead will develop clinical candidates. These potential new candidates will leverage Arrowhead’s proprietary TRiM™ platform, and do not include Arrowhead’s current pipeline. Arrowhead will perform discovery, optimization, and preclinical development, entirely funded by Janssen, sufficient to allow the filing of a U.S. Investigational New Drug application or equivalent, at which time Janssen will have the option to take an exclusive license. If the option is exercised, Janssen will be wholly responsible for clinical development and commercialization

The closing of the transactions is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and is expected to close during the fourth quarter of 2018.

Conference Call and Webcast Details

Investors may access a live audio webcast on the Company's website at http://ir.arrowheadpharma.com/events.cfm. For analysts that wish to participate in the conference call, please dial 855-215-6159 or 315-625-6887 and provide Conference ID 2649806.

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A replay of the webcast will be available on the company’s website approximately two hours after the conclusion of the call and will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be available for 3 days. To access the audio replay, dial 855-859-2056 or 404-537-3406 and provide Conference ID 2649806.

About AROHBV1001

AROHBV1001 (NCT03365947) is evaluating the safety, tolerability, and pharmacokinetic effects of single-ascending doses (SAD) of ARO-HBV in healthy adult volunteers, as well as the safety, tolerability, and pharmacodynamic effects of multiple-ascending doses (MAD) of ARO-HBV in patients with chronic HBV. Dosing in the SAD portion of the study is complete and included five cohorts at dose levels of 35, 100, 200, 300, and 400 mg. Dosing in the MAD portion of the study is ongoing and includes cohorts receiving three doses of ARO-HBV either weekly, bi-weekly, or monthly. Arrowhead submitted a late-breaking abstract with clinical data to the Liver Meeting®, the Annual Meeting of the American Association for the Study of Liver Disease (AASLD), being held in November 2018.

About Arrowhead Pharmaceuticals

Arrowhead Pharmaceuticals develops medicines that treat intractable diseases by silencing the genes that cause them. Using a broad portfolio of RNA chemistries and efficient modes of delivery, Arrowhead therapies trigger the RNA interference mechanism to induce rapid, deep, and durable knockdown of target genes. RNA interference, or RNAi, is a mechanism present in living cells that inhibits the expression of a specific gene, thereby affecting the production of a specific protein. Arrowhead’s RNAi-based therapeutics leverage this natural pathway of gene silencing.

For more information, please visit www.arrowheadpharma.com, or follow us on Twitter @ArrowheadPharma. To be added to the Company's email list and receive news directly, please visit http://ir.arrowheadpharma.com/email-alerts.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the safety and efficacy of our product candidates, the duration and impact of regulatory delays in

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our clinical programs, our ability to finance our operations, the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:

Arrowhead Pharmaceuticals, Inc.

Vince Anzalone, CFA

626-304-3400

ir@arrowheadpharma.com

Investors and Media:

LifeSci Advisors, LLC

Brian Ritchie
212-915-2578

britchie@lifesciadvisors.com

www.lifesciadvisors.com

Source: Arrowhead Pharmaceuticals, Inc.

# # #

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Janssen’s press release

Janssen Announces Exclusive, Worldwide License Agreement with Arrowhead Pharmaceuticals to Develop and Commercialize a New Treatment for Chronic Hepatitis B Viral Infection

Agreement expands breadth of Janssen’s hepatitis B virus development portfolio

TITUSVILLE, N.J., October 4, 2018 – The Janssen Pharmaceutical Companies of Johnson & Johnson today announced that Janssen Pharmaceuticals, Inc., (Janssen) has entered into an agreement with Arrowhead Pharmaceuticals, Inc., (Arrowhead) for an exclusive, worldwide license to develop and commercialize ARO-HBV, a Phase 1/2 subcutaneous, ribonucleic acid interference (RNAi) therapy candidate being investigated for the treatment of chronic hepatitis B viral infection.

Under the agreement, Arrowhead will complete the ongoing Phase 1/2 clinical trial for ARO-HBV, a next-generation RNAi therapy candidate which is designed to silence HBV gene products by specifically targeting two regions of the HBV genome.  Janssen will lead the clinical development from Phase 2b onwards. Arrowhead will receive an initial upfront payment, potential development and commercial milestone payments and potential future royalties. Separately, Johnson & Johnson Innovation – JJDC, Inc., will make an equity investment in Arrowhead.

Janssen and Arrowhead also agreed to a research collaboration to develop RNAi therapeutics directed against additional targets using Arrowhead’s proprietary Targeted RNAi Molecule (TRiM™) platform. If Janssen exercises its option for such RNAi therapeutics, Arrowhead will be eligible to receive additional payments.

Hepatitis B viral infection presents a major global health concern and places a significant burden on the 257 million people living with the disease worldwide.1,2 While a prophylactic vaccine for hepatitis B exists, many people living with chronic hepatitis B remain uncured by current treatments and endure lifelong therapy.1 RNAi therapy candidates such as ARO-HBV have been shown to have an effect on hepatitis B viral infection replication pathways and on the production of viral proteins, providing another avenue for investigation into treatments in this area.3

“An important objective within Janssen is to develop highly effective combination products that cure people living with chronic hepatitis B infections,” said Mathai Mammen, M.D., Ph.D., Global Head, Janssen Research & Development, LLC.  “Working with the talented Arrowhead team and their RNAi therapy candidate adds to the strength of our hepatitis B portfolio and substantially increases our confidence that we can achieve our objective.”

The transactions are subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and expected to close in Q4 2018.

About the Janssen Pharmaceutical Companies of Johnson & Johnson

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At the Janssen Pharmaceutical Companies of Johnson & Johnson, we are working to create a world without disease. Transforming lives by finding new and better ways to prevent, intercept, treat and cure disease inspires us. We bring together the best minds and pursue the most promising science. We are Janssen. We collaborate with the world for the health of everyone in it. Learn more at www.janssen.com and follow us at @JanssenGlobal. Janssen Pharmaceuticals, Inc. and Janssen Research & Development, LLC are part of the Janssen Pharmaceutical Companies of Johnson & Johnson.

About Johnson & Johnson Innovation – JJDC, Inc.

Johnson & Johnson Innovation – JJDC, Inc. (JJDC) is the strategic venture capital arm of Johnson & Johnson and a long-term investment partner to global healthcare entrepreneurs. Founded in 1973, JJDC continues a legacy of customizing deals for data-driven companies across the continuum of healthcare, with the goal of turning great ideas into transformative new pharmaceutical, medical device and consumer healthcare products. Visit our website at www.jjdc.com.

Cautions Concerning Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding a new license and collaboration agreement and the continued development of potential treatment regimens for hepatitis B. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Janssen Pharmaceuticals, Inc., Johnson & Johnson Innovation – JJDC, Inc., any of the other Janssen Pharmaceutical Companies and/or Johnson & Johnson. Risks and uncertainties include, but are not limited to: the potential that the expected benefits and opportunities related to the collaboration may not be realized or may take longer to realize than expected; challenges and uncertainties inherent in product development, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for new indications and therapeutic combinations; competition, including technological advances, new products and patents attained by competitors; challenges to patents; product efficacy or safety concerns resulting in product recalls or regulatory action; changes in behaviour and spending patterns or financial distress of purchasers of health care products and services; changes to applicable laws and regulations, including global health care reforms and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Johnson & Johnson's Annual Report on Form 10-K for the year ended December 31, 2017, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A Risk Factors,” in the company’s most recently filed Quarterly Report on Form 10-Q and the company's subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. None of the Janssen Pharmaceutical Companies or Johnson & Johnson undertakes to update any forward-looking statement as a result of new information or future events or developments.

References

1.	World Health Organization (WHO). Hepatitis B. July 2017. Available at: http://www.who.int/mediacentre/factsheets/fs204/en/ Last accessed September 2018.

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2.

World Health Organization (WHO). Draft global health sector strategy on viral hepatitis, 2016-2021 Sixty-ninth World Health Assembly provisional agenda item 15.1. Document A69/32. April 2016. Available at: http://apps.who.int/gb/ebwha/pdf_files/WHA69/A69_32-en.pdf?ua=1 Last accessed September 2018.

3.

Yuen MF et. al., RNA interference therapy with ARC-520 Injection results in long term off-therapy antigen reductions in treatment naïve, HBeAg positive and negative patients with chronic HBV. Poster FRI-362 presented at EASL 2018, April 13, 2018 [LINK].

[**]  =   Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.